Exhibit 2.2

Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

DEVON ENERGY CORPORATION,

DEVON GAS CORPORATION,

DEVON GAS SERVICES, L.P.,

SOUTHWESTERN GAS PIPELINE, INC.,

CROSSTEX ENERGY, L.P.

AND

CROSSTEX ENERGY SERVICES, L.P.

October 21, 2013

i

Exhibits

Exhibit A	–	Definitions

Schedules

Schedule A	–	Devon Reorganization Transactions
Schedule B	–	Transition Services
Schedule C	–	Knowledge
Schedule 2.4(a)(v)	–	Consents, Approvals and Waivers (Contributor Parties)
Schedule 3.4	–	Approvals
Schedule 3.5(a)	–	Capitalization
Schedule 3.5(e)	–	Capitalization
Schedule 3.10	–	Title to Property and Assets
Schedule 3.11	–	Sufficiency of Assets; Title to Tangible Property
Schedule 3.14	–	Material Contracts
Schedule 3.17(b)	–	Tax Audits or Proceedings
Schedule 3.17(d)		Statute of Limitations
Schedule 3.17(g)	–	Tax Elections
Schedule 3.17(i)	–	Group Tax Liability
Schedule 3.18(a)	–	Benefit Plans
Schedule 3.18(e)	–	Benefit Plans
Schedule 3.19	–	Regulatory Matters
Schedule 4.3	–	Non-Contravention
Schedule 4.5(b)	–	Capitalization
Schedule 4.5(e)	–	Capitalization
Schedule 4.12	–	Material Contracts
Schedule 4.13	–	Legal Proceedings
Schedule 4.15(a)	–	Taxes
Schedule 4.15(b)	–	Tax Audits or Proceedings
Schedule 4.15(d)		Statute of Limitations
Schedule 4.15(h)	–	Group Tax Liability
Schedule 4.16(a)	–	Benefit Plans
Schedule 4.16(e)	–	Benefit Changes
Schedule 4.17	–	Regulatory Matters
Schedule 5.1(a)	–	Ordinary Course Conduct of Business (Contributor Parties)
Schedule 5.1(b)	–	Conduct of Business – Restricted Actions (Contributor Parties)
Schedule 5.1(c)	–	Ordinary Course Conduct of Business (Acquirer Parties)
Schedule 5.1(d)	–	Conduct of Business – Restricted Actions (Acquirer Parties)
Schedule 5.15	–	Credit Support Instruments
Schedule 5.18(c)(ii)	–	Employee Benefits
Schedule 5.18(l)	–	Waiver of Acceleration
Schedule 9.1(b)	–	GCF Interest

Annexes

Annex A	–	Form of Assignment of Acquired Interests
Annex B	–	Form of Unitholder Agreement
Annex C	–	Forms of Commercial Agreements
Annex D	–	Form of Legal Opinion of Vinson & Elkins L.L.P.
Annex E	–	Form of Partnership Agreement Amendment
Annex F	–	Form of Legal Opinion of Baker Botts L.L.P.
Annex G	–	Form of Preferential Rights Agreement

v

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 21, 2013 (the “Execution Date”), is made and entered into by and among Devon Energy Corporation, a Delaware corporation (“Devon”), Devon Gas Corporation, a Delaware corporation (“Devon Gas”), Devon Gas Services, L.P., a Delaware limited partnership (“Devon Gas Services”), Southwestern Gas Pipeline, Inc., a Delaware corporation (“Southwestern Gas”), Crosstex Energy, L.P., a Delaware limited partnership (“Crosstex MLP”), and Crosstex Energy Services, L.P., a Delaware limited partnership and a wholly-owned subsidiary of Crosstex MLP (“Acquirer”).

Devon Gas Services and Southwestern Gas are sometimes referred to individually in this Agreement as a “Contributor” and are sometimes collectively referred to in this Agreement as the “Contributors.” Devon, Devon Gas and the Contributors are sometimes referred to individually in this Agreement as a “Contributor Party” and are sometimes collectively referred to in this Agreement as the “Contributor Parties.” Crosstex MLP and Acquirer are sometimes referred to individually in this Agreement as an “Acquirer Party” and are sometimes collectively referred to in this Agreement as the “Acquirer Parties.”

Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

R E C I T A L S

WHEREAS, (i) Devon owns 100% of the outstanding shares of capital stock of Devon Energy Corporation, an Oklahoma corporation (“Devon OK”) and (ii) Devon OK owns 100% of the outstanding shares of capital stock of Devon Gas;

WHEREAS, Devon Gas owns, directly or indirectly, (i) 100% of the outstanding shares of capital stock of Southwestern Gas and (ii) 100% of the outstanding general partner and limited partnership interests of Devon Gas Services;

WHEREAS, it is understood and agreed by the Parties that, prior to the closing (the “Contribution Closing”) of the Contribution (as defined below), the Contributor Parties shall take all actions necessary to cause each of the transactions set forth on Schedule A (the “Devon Reorganization Transactions”) to be consummated, in the order set forth on Schedule A;

WHEREAS, immediately following the consummation of the Devon Reorganization Transactions, Devon Gas Services will directly own (i) 100% of the outstanding shares of capital stock of Acacia Natural Gas Corp I, Inc., a Delaware corporation (“New Acacia”), (ii) 100% of the outstanding membership interests in Devon Midstream Holdings GP, L.L.C., a Delaware limited liability company (“Midstream Holdings GP”) and (iii) a limited partner interest in Devon Midstream Holdings, L.P., a Delaware limited partnership (“Midstream Holdings” and, together with Midstream Holdings GP, the “Target Entities”), which, together with the Southwestern Gas Contributed Interests, will constitute a 50% limited partner interest in Midstream Holdings (such interests described in (ii) and (iii), the “Devon Gas Services Contributed Interests”);

WHEREAS, immediately following the consummation of the Devon Reorganization Transactions, Southwestern Gas will directly own a limited partner interest in Midstream Holdings which, together with the limited partner interest in Midstream Holdings directly owned by Devon Gas Services, will constitute a 50% limited partner interest in Midstream Holdings (the “Southwestern Gas Contributed Interests” and, together with the Devon Gas Services Contributed Interests, the “Acquired Interests”);

WHEREAS, immediately following the consummation of the Devon Reorganization Transactions, (i) New Acacia will own a 50% limited partner interest in Midstream Holdings and (ii) Midstream Holdings GP will own a non-economic general partner interest in Midstream Holdings and will be the sole general partner of Midstream Holdings;

WHEREAS, Devon, New Acacia, Crosstex Energy Inc., a Delaware corporation (“Crosstex”), New Public Rangers, L.L.C., a newly formed Delaware limited liability company (“New Public Rangers”), Boomer Merger Sub, Inc., a Delaware corporation, and Rangers Merger Sub, Inc., a Delaware corporation, have executed and delivered, as of the Execution Date, an Agreement and Plan of Merger (the “Merger Agreement”), providing for the Merger Transactions (as defined below);

WHEREAS, immediately following the Merger Transactions:

(a) The shareholders of Crosstex, immediately following the Merger Transactions will own approximately 30% of the outstanding common units representing limited liability company interests (“New Public Rangers Common Units”) in New Public Rangers, with the New Public Rangers Common Units registered with the Securities and Exchange Commission (the “SEC”) and listed on a national securities exchange agreed to in writing by Devon and Crosstex MLP (an “Agreed Securities Exchange”) and, upon conversion of the Class B common units of New Public Rangers, representing limited liability company interests in New Public Rangers in accordance with the limited liability company agreement of New Public Rangers, Devon Gas Services will own approximately 70% of the outstanding New Public Rangers Common Units;

(b) New Public Rangers will own (i) 100% of the outstanding capital stock of New Acacia and (ii) 100% of the outstanding capital stock of Crosstex; and

(c) Crosstex will continue to own 100% of the outstanding membership interests in Crosstex Energy GP, LLC, a Delaware limited liability company and the general partner of Crosstex MLP (“Crosstex GP LLC”);

WHEREAS, concurrently with the execution of this Agreement and the Merger Agreement, certain individuals have agreed to waive certain rights which would otherwise be triggered by the consummation of the transactions contemplated herein and in the Merger Agreement, and have delivered binding waivers with respect thereto (such waivers, together, the “Change of Control Waivers”); and

WHEREAS, the Contributors desire to contribute to the Acquirer Parties, and the Acquirer Parties desire to acquire from Contributors, the Acquired Interests, and in exchange therefor, Crosstex MLP desires to issue to the Contributors the Class B common units representing limited partner interests of Crosstex MLP (the “Crosstex MLP Class B Units”) having the terms set forth in the Partnership Agreement Amendment (as defined below) comprising the Equity Consideration (as defined below), on the terms and subject to the conditions set forth in this Agreement (the “Contribution”).

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes the other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II

MERGER TRANSACTIONS; CONTRIBUTION

2.1 Merger Transactions. Immediately prior to the Contribution Closing, the closing of the Mergers shall have occurred. The transactions described in this Section 2.1 are collectively referred to as the “Merger Transactions.”

2.2 Acquisition of the Acquired Interests. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, (a) Devon Gas Services shall contribute, assign, transfer and deliver to Acquirer, and Acquirer shall acquire from such Contributor, the Devon Gas Services Contributed Interests, free and clear of all Liens and (b) Southwestern Gas shall contribute, assign, transfer and deliver to Acquirer, and Acquirer shall acquire from such Contributor, the Southwestern Gas Contributed Interests, free and clear of all Liens. In exchange for the Acquired Interests, at the Contribution Closing, Crosstex MLP shall issue and deliver to the Contributors the Equity Consideration, apportioned between the Contributors as shall be designated in writing by Devon.

2.3 Time and Place of Contribution Closing. The Contribution Closing will take place at 9:00 a.m., Dallas time, at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 on the second Business Day after all of the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Contribution Closing, but subject to the satisfaction or waiver of those conditions at the Contribution Closing) have been satisfied or waived by the Party or Parties entitled to waive such conditions, unless another time, date and place are agreed to in writing by the Parties; provided, however, that the Contribution Closing shall not occur unless and until the Merger Transactions are completed in accordance with Section 2.1. The date of the Contribution Closing is referred to in this Agreement as the “Contribution Closing Date.” The Contribution Closing will be deemed effective as of 8:00 a.m., Dallas time, on the Contribution Closing Date.

2.4 Deliveries and Actions at Contribution Closing.

(a) At the Contribution Closing, the Contributor Parties shall deliver, or shall cause to be delivered, the following to the Acquirer Parties:

(i) Assignment of Interests. A counterpart of (A) an assignment evidencing the contribution, assignment, transfer and delivery to Acquirer of the Devon Gas Services Contributed Interests, duly executed by Devon Gas Services and (B) an assignment evidencing the contribution, assignment, transfer and delivery to Acquirer of the Southwestern Gas Contributed Interests, duly executed by Southwestern Gas, each in the form attached hereto as Annex A (the “Assignment of Interests”);

(ii) FIRPTA Certificate. A certificate of each Contributor in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that such Contributor is not a “foreign person” within the meaning of Section 1445 of the Code, duly executed by such Contributor;

(iii) Secretary’s Certificate. A certificate of the Secretary or Assistant Secretary of each of the Contributor Parties, certifying as to and attaching: (A) the Organizational Documents of such Contributor Party and the Midstream Group Entities; (B) the resolutions of the Board of Directors of such Contributor Party authorizing the execution and delivery of the Transaction Agreements and the transactions contemplated thereby; and (C) the incumbency of the officers authorized to execute the Transaction Agreements on behalf of such Contributor Party;

(iv) Contribution Closing Certificate. The certificate contemplated by Section 6.2(d);

(v) Required Consents. The consents, approvals and waivers set forth on Schedule 2.4(a)(v) of the Contributor Disclosure Letter;

(vi) Unitholder Agreement. A counterpart of a unitholder agreement, a form of which is attached hereto as Annex B (the “Unitholder Agreement”), duly executed by each of the Contributors and Devon;

(vii) Midstream Holdings Partnership Agreement. A counterpart of the agreement of limited partnership of Midstream Holdings, in the form attached to the Merger Agreement (the “Midstream Holdings Partnership Agreement”), duly executed by New Acacia;

(viii) Commercial Agreements. Copies of commercial agreements between Devon and its Subsidiaries, on the one hand, and one or more Midstream Group Entities, on the other hand, forms of which are attached hereto as Annex C (the “Commercial Agreements”), executed by the parties thereto;

(ix) Transition Services Agreement. A counterpart of a transition services agreement to be mutually agreed by Devon and Crosstex MLP (the “Transition Services Agreement”), duly executed and delivered by Devon, which Transition Services Agreement shall relate to services to be identified by Devon and Crosstex MLP at the costs set forth on Schedule B;

(x) GCF Agreement. To the extent the GCF Interest is not transferred to Midstream Holdings on or prior to the Contribution Closing Date, counterparts of the letter agreement described in Section 9.1(b) of the Contributor Disclosure Schedule (the “GCF Agreement”), duly executed by Devon Gas Services and Midstream Holdings; and

(xi) Legal Opinion. An opinion from Vinson & Elkins L.L.P., counsel to the Contributor Parties, dated as of the Contribution Closing Date and reasonably satisfactory to the Acquirer Parties, a form of which is attached hereto as Annex D.

(b) At the Contribution Closing, the Acquirer Parties shall deliver, or shall cause to be delivered, the following to the Contributor Parties:

(i) Equity Consideration. The Equity Consideration, issued to the Contributors as designated in writing pursuant to Section 2.2 and recorded on the books and records of Crosstex MLP’s transfer agent, and an executed certificate of Crosstex MLP’s transfer agent, in a form acceptable to Devon, certifying as to the book entry issuances of the Crosstex MLP Class B Units comprising the Equity Consideration;

(ii) Assignment of Interests. A counterpart of each of the Assignments of Interests duly executed by Acquirer;

(iii) Secretary’s Certificate. A certificate of the Secretary or Assistant Secretary of each of the Acquirer Parties, certifying as to and attaching: (A) the Organizational Documents of such Acquirer Party; (B) the resolutions of the Board of Directors of such Acquirer Party authorizing the execution and delivery of the Transaction Agreements and the transactions contemplated thereby, including, with respect to Crosstex MLP, the issuance of the Crosstex MLP Class B Units, and (C) the incumbency of the officers authorized to execute the Transaction Agreements on behalf of such Acquirer Party;

(iv) Contribution Closing Certificate. The certificate contemplated by Section 6.3(c);

(v) Amendment to Crosstex MLP Credit Facility. The amendment or waiver of the Crosstex MLP Credit Agreement in accordance with Section 5.16;

(vi) Unitholder Agreement. Counterparts of the Unitholder Agreement, duly executed by each of Crosstex MLP, Crosstex GP LLC and Crosstex;

(vii) Midstream Holdings Partnership Agreement. A counterpart of the Midstream Holdings Partnership Agreement, duly executed by Acquirer;

(viii) Crosstex MLP Partnership Agreement Amendment. A copy of Amendment No. 5 to the Crosstex MLP Partnership Agreement, a form of which is attached hereto as Annex E (the “Partnership Agreement Amendment”), duly executed by Crosstex GP LLC;

(ix) Crosstex MLP Certificate Amendment. A copy of the Certificate of Amendment to the Certificate of Limited Partnership of Crosstex MLP (the “Crosstex MLP Certificate Amendment”), in a form mutually agreed upon by Devon and Crosstex, to effect a name change of Crosstex MLP, duly executed by Crosstex GP LLC;

(x) Crosstex GP LLC Certificate Amendment. A copy of the Certificate of Amendment to the Certificate of Formation of Crosstex GP LLC (the “Crosstex GP LLC Certificate Amendment”), in a form mutually agreed upon by Devon and Crosstex, to effect a name change of Crosstex GP LLC, duly executed by Crosstex;

(xi) Transition Services Agreement. A counterpart of the Transition Services Agreement, duly executed by Crosstex MLP; and

(xii) Legal Opinion. An opinion from Baker Botts L.L.P., counsel to the Acquirer Parties, dated as of the Contribution Closing Date and reasonably satisfactory to the Contributor Parties, a form of which is attached hereto as Annex F.

2.5 Tax Treatment of Contribution. The Parties intend that the Contribution shall be treated as a contribution by each Contributor to Crosstex MLP of the Acquired Interests in exchange for the Equity Consideration in a transaction consistent with the requirements of Section 721(a) of the Code. The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with this intended treatment.

2.6 Crosstex Entity Options and Other Equity Awards.

(a) Except with respect to “Covered Awards,” as defined in and covered by any Change of Control Waivers, all equity or equity based awards, including unit options, restricted units, restricted incentive units, phantom units and any other right to receive Crosstex MLP

Common Units or benefits measured by the value of such units, and each award consisting of Crosstex MLP Common Units in each case issued prior to the Execution Date, pursuant to any plan or program of Crosstex MLP (collectively, the “Crosstex Equity Plans”) that remain outstanding (“Awards”) immediately prior to the Contribution Closing, shall be fully vested and exercisable immediately prior to the Contribution Closing. For purposes of clarity, the defined term “Awards” shall not include any Covered Awards.

(b) Awards that (i) are settled in cash pursuant to their terms and (ii) are not unit options shall become fully vested immediately prior to the Contribution Closing and the amount of cash that is deliverable to the holder of the Award in respect of settlement shall be calculated pursuant to and in accordance with the terms of the Award agreement and Crosstex Equity Plan under which the Award was granted. The cash payment upon such settlement minus any applicable taxes required to be withheld that are payable in respect of the lapse of vesting and settlement of the Award shall be delivered to the Award holder as soon as reasonably practicable on or after the Contribution Closing Date, but in no event later than thirty (30) days following the Contribution Closing Date.

(c) Awards that (i) consist of units of Crosstex MLP Common Units or are settled in such units pursuant to their terms and (ii) are not unit options shall be settled in units of Crosstex MLP Common Units and the number of Crosstex MLP Common Units that are deliverable to the holder of the Award in respect of such settlement shall be determined pursuant to and in accordance with the terms of the Award agreement and the Crosstex Equity Plan under which the Award was granted. Such settlement shall be calculated net of any applicable taxes required to be withheld that are payable in respect of the lapse of vesting and the settlement of the Award. Such Award shall be settled as soon as reasonably practicable on or after the Contribution Closing Date, but in no event later than thirty (30) days following the Contribution Closing Date.

(d) Awards that constitute unit options and that are exercised effective as of such time that is immediately prior to the Contribution Closing pursuant to their terms shall be settled in Crosstex MLP Common Units and the number of Crosstex MLP Common Units that are deliverable to the holder of the Award in respect of such settlement shall be determined pursuant to and in accordance with the terms of the Award Agreement and the Crosstex Equity Plan under which the Award was granted. Such settlement shall be calculated net of (i) any applicable taxes payable in respect of the lapse of vesting and settlement of the Award and (ii) the total exercise price payable upon exercise of such unit option Award. Such Award shall be settled as soon as reasonably practicable on or after the Contribution Closing Date, but in no event later than thirty (30) days following the Contribution Closing Date.

(e) Awards that constitute unit options and that remain unexercised effective at the Contribution Closing, shall remain in effect in accordance with their terms and no amounts shall be payable to the Award holder with respect to the unexercised portion of such Award in connection with the Contribution Closing.

(f) Subject to the terms of the Change of Control Waivers with respect to each Covered Award and notwithstanding the terms of the applicable Crosstex Equity Plans and award agreements a change of control or change in control, as applicable and as defined therein, will be deemed not to have occurred as a result of the transactions contemplated by the

Transaction Agreements with respect to the Covered Awards in respect of Crosstex MLP Common Units, and as a result (i) no portion of any Covered Award that would otherwise vest or become payable or exercisable as a result of the transactions contemplated by the Transaction Agreements shall vest, or become payable or exercisable, and (ii) the “Restricted Period,” as defined in the applicable Crosstex Equity Plan and award agreement, if any, with respect to the Covered Awards shall not terminate, and the performance criteria, if any, with respect to the Covered Awards shall not be deemed to have been achieved at any level as a result of the transactions contemplated by the Transaction Agreements.

(g) Prior to the Effective Time, the Crosstex Entities shall take, or shall cause their Affiliates to take, all actions, including, as applicable, amending any of the Crosstex Equity Plans or award agreements, necessary to permit and facilitate the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES

The Contributor Parties hereby, jointly and severally, represent and warrant to the Acquirer Parties that except (i) as disclosed in any of the Devon SEC Documents filed or furnished with the SEC prior to the Execution Date or the Midstream Registration Statement (in each case excluding any disclosures included in any “risk factor” section of such documents or any other disclosures in such documents to the extent they are predictive or forward looking and general in nature) or (ii) as set forth on the disclosure letter delivered to the Acquirer Parties on the Execution Date (the “Contributor Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (it being understood that any matter disclosed pursuant to any section or subsection of the Contributor Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Contributor Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent), as follows:

3.1 Organization; Qualification; Devon Reorganization Transactions.

(a) Each of the Contributor Parties is and, as of the time immediately following the completion of the Devon Reorganization Transactions, each Midstream Group Entity will be, an entity duly formed or organized, validly existing and in good standing under the laws of the state of its formation or organization and has or, in the case of the Midstream Group Entities, will have, as of the time immediately following the completion of the Devon Reorganization Transactions, all requisite corporate, limited partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is or, in the case of the Midstream Group Entities, will be, as of the time immediately following the completion of the Devon Reorganization Transactions, duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Midstream Group Material Adverse Effect. The Contributor Parties have made available to the Acquirer Parties true and complete copies of the Organizational Documents of each Contributor Party, as in effect on the Execution Date. As of the Contribution Closing Date, the Contributor Parties will have made available to the Acquirer Parties true and complete copies of the Organizational Documents of each Midstream Group Entity.

(b) Prior to the Contribution Closing, the Devon Reorganization Transactions will have been consummated in full and in accordance with the steps set forth in Schedule A.

3.2 Authority; Enforceability.

(a) Each of the Contributor Parties has the requisite corporate, limited partnership or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party. The execution and delivery by each Contributor Party of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each Contributor Party of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party have been duly and validly authorized by such Contributor Party, and no other corporate, limited partnership or limited liability company proceedings on the part of any Contributor Party is necessary to authorize this Agreement and the other Transaction Agreements to which it is a party or to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party.

(b) This Agreement and the other Transaction Agreements to which a Contributor Party is a party have been, or, in the case of the Transaction Agreements to be delivered after the Execution Date, will be, duly executed and delivered by such Contributor Party, and, assuming the due authorization, execution and delivery by the Acquirer Parties, this Agreement and the other Transaction Agreements to which a Contributor Party is a party constitute the valid and binding agreement of such Contributor Party, enforceable against such Contributor Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

3.3 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Agreements by each Contributor Party party thereto and the consummation by the Contributor Parties of the transactions contemplated by this Agreement and the Transaction Agreements does not and will not: (a) result in any breach of any provision of the Organizational Documents of any Contributor Party or any Midstream Group Entity; (b) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Contributor Party or any Midstream Group Entity is a party or by which any property or asset of any Contributor Party or any Midstream Group Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 3.4, violate any Law to which any Contributor Party or any Midstream Group Entity is subject or by which any Contributor Party’s or any Midstream Group Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any Midstream Group Entity, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Midstream Group Material Adverse Effect.

3.4 Approvals of Governmental Entities and Other Third Parties. Subject to the accuracy of the representations and warranties of the Acquirer Parties in Article IV, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Person or Governmental Entity is necessary for the consummation by any Devon Entity of the transactions contemplated by this Agreement, other than (a) the filings and/or notices under the HSR Act and the rules and regulations thereunder and the expiration of the waiting periods thereunder, (b) compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange and (c) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected to have a Midstream Group Material Adverse Effect.

3.5 Capitalization.

(a) Schedule 3.5(a) of the Contributor Disclosure Letter sets forth, as of the time following the Devon Reorganization Transactions and immediately following the completion of the Merger Transactions, and before the Contribution Closing, a correct and complete description of the following: (i) all of the issued and outstanding equity interests in each of the Midstream Group Entities and (ii) the record owners of each of the outstanding equity interests in each of the Midstream Group Entities. Except as set forth on Schedule 3.5(a) of the Contributor Disclosure Letter, there are no other outstanding equity interests of any Midstream Group Entity. As of the time immediately following the Devon Reorganization Transactions and the Contribution Closing, all of the issued and outstanding equity interests in each of the Midstream Group Entities will have been duly authorized and validly issued in accordance with the Organizational Documents of such Midstream Group Entity, as applicable. and are fully paid (to the extent required under the Organizational Documents of such Midstream Group Entity, as applicable) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 or 18-804 of the Delaware LLC Act) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. Following the completion of the Devon Reorganization Transactions and the Merger Transactions and before the Contribution Closing, all of the issued and outstanding equity interests in each of the Target Entities are owned by the Persons set forth on Schedule 3.5(a) of the Contributor Disclosure Letter named as owning such interests free and clear of all Liens other than (A) transfer restrictions imposed by federal and state securities laws and (B) any transfer restrictions contained in the Organizational Documents of the Target Entities. Following the completion of the Devon Reorganization Transactions and the Merger Transactions and before the Contribution Closing, the Target Entities will own, directly or indirectly, all of the outstanding equity interests in each Midstream Group Entity (other than the Target Entities) free and clear of all Liens other than (1) transfer restrictions imposed by federal and state securities laws and (2) any transfer restrictions contained in the Organizational Documents of the Midstream Group Entities.

(b) At the Contribution Closing, the Acquired Interests will constitute (i) 100% of the issued and outstanding membership interests in Midstream Holdings GP and (ii) a 50% limited partner interest in Midstream Holdings. At the Contribution Closing, Midstream Holdings GP will own a non-economic general partner interest in, and serve as the sole general partner of, Midstream Holdings.

(c) Except as set forth in the Organizational Documents of any Midstream Group Entity, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Midstream Group Entities to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in any of the Midstream Group Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) No Midstream Group Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in any Midstream Group Entity on any matter.

(e) Except as set forth on Schedule 3.5(e) of the Contributor Disclosure Letter and except with respect to the ownership of any equity or long-term debt securities between or among the Midstream Group Entities, none of the Midstream Group Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.

3.6 Ownership of Acquired Interests.

(a) Upon the consummation of the transactions contemplated by this Agreement, the Contributors will assign, convey, transfer and deliver to Acquirer good and valid title to the Acquired Interests free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws; (ii) any transfer restrictions contained in the Organizational Documents of the applicable Target Entity; and (iii) any Liens on the Acquired Interests as a result of actions by the Acquirer Parties.

(b) No Contributor Party is a party to any agreements, arrangements or commitments obligating such Contributor Party to grant, deliver or sell, or cause to be granted, delivered or sold, the Acquired Interests, by sale, lease, license or otherwise, other than this Agreement.

(c) There are no voting trusts, proxies or other agreements or understandings to which any Contributor Party is bound with respect to the voting of the Acquired Interests.

3.7 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits, employment and labor matters, and Laws relating to regulatory and compliance matters, which are the subject of Sections 3.13, 3.16, 3.17, 3.18 and 3.19 respectively, and except as to matters that would not reasonably be expected to have a Midstream Group Material Adverse Effect, (a) each Midstream Group Entity is in compliance with all applicable Laws; (b) no Midstream Group Entity has received written notice of any violation of any applicable Law; and (c) none of the Midstream Group Entities has received written notice that it is under investigation by any Governmental Entity for potential non-compliance with any Law.

3.8 Devon SEC Reports; Financial Statements.

(a) Devon has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Devon with the SEC since January 1, 2013 (such documents, together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, being collectively referred to as the “Devon SEC Documents”). Each Devon SEC Document and the Midstream Registration Statement (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Devon SEC Document or the Midstream Registration Statement and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the Execution Date, then at the time of such filing or amendment) contain any untrue statement of a material fact related to the Midstream Business or omit to state a material fact related to the Midstream Business required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Contributor Parties have made available to the Acquirer Parties copies of the Midstream Business Financial Statements. The Midstream Business Financial Statements included in the Midstream Registration Statement complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Devon Midstream Holdings, L.P. Predecessor, on a combined consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments.

(c) The pro forma financial statements included in the Midstream Registration Statement include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included in the Midstream Registration Statement. The pro forma financial statements included in the Midstream Registration Statement comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Securities Act.

(d) Following the completion of the Devon Reorganization Transactions, none of the Midstream Group Entities has any liability, whether accrued, contingent, absolute or otherwise,

that would be required to be included in the financial statements of the Midstream Group Entities under GAAP except for (i) liabilities set forth on the consolidated balance sheet dated as of June 30, 2013 or the notes thereto contained in the Midstream Business Financial Statements; (ii) liabilities that have arisen since June 30, 2013 in the ordinary course of business; and (iii) liabilities which would not reasonably be expected to have a Midstream Group Material Adverse Effect.

(e) Except as set forth on the consolidated balance sheet dated as of June 30, 2013 or the notes thereto contained in the Midstream Business Financial Statements, none of the Midstream Group Entities has any Indebtedness.

3.9 Absence of Certain Changes. Except as expressly contemplated by this Agreement, from and after January 1, 2013, (a) the Midstream Business has been operated only in the ordinary course of business and consistent with past practice and (b) through the Execution Date, there has not been any Event which has had, or would be reasonably expected to have, a Midstream Group Material Adverse Effect.

3.10 Title to Property and Assets. Except as set forth on Schedule 3.10 of the Contributor Disclosure Letter, after giving effect to the Devon Reorganization Transactions, except as to matters that would not reasonably be expected to have a Midstream Group Material Adverse Effect, each Midstream Group Entity has title to or rights or interests in its real property and personal property free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.

3.11 Sufficiency of Assets. Except as set forth on Schedule 3.11 of the Contributor Disclosure Letter, after giving effect to the Devon Reorganization Transactions and the contribution of the Acquired Interests pursuant to this Agreement, the transactions contemplated hereby and by the Merger Agreement, the services to be provided by Devon in accordance with the Transition Services Agreement and by Crosstex MLP or its Affiliates, the licenses to be granted and the other arrangements contemplated by the Transaction Agreements, (a) the assets, personnel and rights of the Midstream Group Entities will be sufficient for the Acquirer Parties and the Midstream Group Entities to conduct, in all material respects, the Midstream Business immediately after the Contribution Closing in substantially the same manner as currently conducted by Devon and the Midstream Group Entities and (b) there are no assets, personnel or rights that are material to the conduct of the Midstream Business other than those that will be transferred to and held by the Midstream Group Entities following the Devon Reorganization Transactions and the Contribution Closing.

3.12 Intellectual Property. Except as would not reasonably be expected to have a Midstream Group Material Adverse Effect, as of immediately following the Devon Reorganization Transactions, (a) the Midstream Group Entities own or have the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of the Midstream Business as presently conducted; (b) no third party has asserted in a writing delivered to any Midstream Group Entity an unresolved claim that any of the Midstream Group Entities is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of the Contributor Parties, no third party is infringing on the Intellectual Property owned by the Midstream Group Entities.

3.13 Environmental Matters. Following the completion of the Devon Reorganization Transactions, except for matters that would not reasonably be expected to have a Midstream Group Material Adverse Effect:

(a) each of the Midstream Group Entities is and, during the relevant time periods specified in all applicable statutes of limitations, has been, in compliance with all applicable Environmental Laws;

(b) each of the Midstream Group Entities possesses all Permits required under Environmental Laws for its operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;

(c) none of the Midstream Group Entities nor any of their properties or operations is subject to any pending or, to the Knowledge of the Contributor Parties, threatened Proceeding arising under any Environmental Law, nor has any Contributor Party received any written and pending notice, order or complaint from any Governmental Entity alleging a violation of or liability arising under any Environmental Law relating to the Midstream Business; and

(d) there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties owned by the Midstream Group Entities, from or in connection with the Midstream Group Entities’ operations or for which any of the Midstream Group Entities have assumed contractual liability, in each case in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law.

3.14 Material Contracts.

(a) Except as set forth on Schedule 3.14 of the Contributor Disclosure Letter or filed with any Devon SEC Document (including incorporation by reference) filed with the SEC prior to the Execution Date or as filed with the Midstream Registration Statement prior to the Execution Date, as of the Execution Date, and giving effect to the Devon Reorganization Transactions, none of the Midstream Group Entities is a party to or bound by any Contract that:

(i) is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by such Midstream Group Entity on the Execution Date;

(ii) includes Devon or any Affiliate of Devon (other than the Midstream Group Entities) as a counterparty or third-party beneficiary;

(iii) contains any provision or covenant which materially restricts any Midstream Group Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person, other than exclusivity arrangements with respect to joint development projects with a term of less than one year;

(iv) (A) relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by any Midstream Group Entity or (B) creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $10,000,000);

(v) is in respect of the formation of any partnership, limited liability company agreement or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any of the Midstream Group Entities involving assets or obligations in excess of $25,000,000;

(vi) includes the acquisition or sale of assets with a book value in excess of $10,000,000 (whether by merger, sale of stock, sale of assets or otherwise);

(vii) relates to natural gas or oil transportation, gathering, treating or processing, natural gas liquids or oil fractionation, transportation, purchase, sales or storage, or the purchase of natural gas or oil, in each case, that involves, or is reasonably expected in the future to involve, annual revenues or payments by the Midstream Group Entities of $10,000,000 in the aggregate;

(viii) relates to futures, swaps, collars, puts, calls, floors, caps, options or otherwise is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate, other than any Contract that is both (A) entered into in accordance with Devon’s internal hedge policy in effect as of the Execution Date and (B) in the ordinary course of business; or

(ix) is a purchase Contract with respect to commodities that is material to the Midstream Business, as a whole.

(b) Each Contract required to be disclosed pursuant to Section 3.14(a) and each Contract to which any of the Midstream Group Entities is bound as of the Execution Date that relates to (i) the purchase of materials, supplies, goods, services or other assets (in each case, other than commodities), or (ii) the construction of capital assets, in the cases of clauses (i) and (ii) that provides for annual payments by or to any of the Midstream Group Entities in excess of $10,000,000 (collectively, the “Midstream Group Material Contracts”) has been made available to the Acquirer Parties and, to the Knowledge of the Contributor Parties, is a valid and binding obligation of the applicable Midstream Group Entity, and is in full force and effect and enforceable in accordance with its terms against such Midstream Group Entity and, to the Knowledge of the Contributor Parties, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

(c) To the Knowledge of the Contributor Parties, none of the Midstream Group Entities nor any other party to any Midstream Group Material Contract is in default or breach in any material respect under the terms of any Midstream Group Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by such Midstream Group Entity or, to the Knowledge of the Contributor Parties, any other party to any Midstream Group Material Contract, or would permit termination, modification or acceleration under any Midstream Group Material Contract.

3.15 Legal Proceedings. Except with respect to Proceedings arising under Environmental Laws which are the subject of Section 3.13, there are no Proceedings pending or,

to the Knowledge of the Contributor Parties, threatened against the Midstream Group Entities, except such Proceedings as would not reasonably be expected to have a Midstream Group Material Adverse Effect.

3.16 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws which are the subject of Section 3.13, following the completion of the Devon Reorganization Transactions, the Midstream Group Entities have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Midstream Group Entities, except where the failure to have such Permits would not reasonably be expected to have a Midstream Group Material Adverse Effect.

3.17 Taxes.

(a) All material Tax Returns required to be filed with respect to the Midstream Group Entities have been filed and all Tax Returns with respect to the Midstream Group Entities and the Midstream Business are complete and correct in all material respects and all material Taxes due relating to the Midstream Group Entities and the Midstream Business have been paid in full. There is no claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any Midstream Group Entity or the Midstream Business for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any material Taxes or material Tax Returns of or with respect to any Midstream Group Entity or the Midstream Business.

(b) Except as set forth on Schedule 3.17(b) of the Contributor Disclosure Letter, no material Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to any Midstream Group Entity or the Midstream Business.

(c) All material Taxes required to be withheld, collected or deposited by or with respect to any Midstream Group Entity or the Midstream Business have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d) Except as set forth on Schedule 3.17(d) of the Contributor Disclosure Letter, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for the payment or assessment of any material Tax of, or any material Taxes associated with the ownership or operation of the assets of, any Midstream Group Entity or the Midstream Business.

(e) No Midstream Group Entity is a party to any Tax sharing agreement or Tax indemnification agreement, and no payments are due or will become due by any Midstream Group Entity pursuant to any such agreement or arrangement.

(f) No Midstream Group Entity has engaged in a transaction that would be reportable by or with respect to any Midstream Group Entity pursuant to Treasury Regulation § 1.6011-4 or any predecessor thereto.

(g) Except as set forth on Schedule 3.17(g) of the Contributor Disclosure Letter, each Midstream Group Entity is currently, and has been since its respective formation, a partnership or an entity disregarded as separate from its owner for United States federal income tax purposes and none of the Midstream Group Entities has elected to be treated as a corporation for federal Tax purposes.

(h) There are no Liens on any of the assets of any Midstream Group Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(i) Except as set forth on Schedule 3.17(i) of the Contributor Disclosure Letter, none of the Midstream Group Entities has been a member of or is a successor to an entity that has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(j) At least 90% of the gross income generated by the Midstream Business as of the Contribution Closing Date is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

3.18 Employee Benefits; Employment and Labor Matters.

(a) Schedule 3.18(a) of the Contributor Disclosure Letter contains a list of each of the following that any Midstream Group Entity or any ERISA Affiliate thereof, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to within six (6) years prior to the Closing Date with respect to items listed in Section 3.18(a)(i) and within three (3) years prior to the Closing Date with respect to items listed in Section 3.18(a)(ii):

(i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), (A) which is material and pursuant to which compensation or other benefits are provided to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Midstream Group Entity or (B) which is subject to Title IV of ERISA; or

(ii) any material personnel policy, equity-based plan (including, but not limited to, stock option plans, stock purchase plans, stock appreciation rights and phantom stock plans), bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or arrangements, change in control policies or agreements, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.18(a)(i) pursuant to which compensation or other benefits are provided to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Midstream Group Entity.

(b) True, correct and complete copies of the current version of each item described in Section 3.18(a)(i) or Section 3.18(a)(ii), and, if applicable, the current summary plan description, the most recent determination letter, the most recent actuarial report, related trusts, the current insurance or group annuity contracts and each other funding or financing arrangement relating to any such item, as well as in every case all amendments, modifications or supplements thereto, have been made reasonably available to the Acquirer Parties.

(c) All items described under Section 3.18(a)(i) or Section 3.18(a)(ii) that any Midstream Group Entity or any ERISA Affiliate thereof, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to within six (6) years prior to the Closing Date, shall be referred to as the “Midstream Group Benefit Plans.” Except for matters that would not reasonably be expected to have a Midstream Group Material Adverse Effect:

(i) each Midstream Group Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements;

(ii) there do not now exist, nor do any circumstances exist that could result in, any liabilities under or arising with respect to (A) Title IV of ERISA, (B) Section 302 of ERISA or (C) Sections 412 and 4971 of the Code; and

(iii) as to any Midstream Group Benefit Plan intended to be qualified under Section 401 of the Code, such Midstream Group Benefit Plan has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of the Contributor Parties, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Midstream Group Benefit Plan.

(d) Except as would not reasonably be expected to have a Midstream Group Material Adverse Effect, the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement will not result in a nondeductible expense of the Contributor Parties or any of their Affiliates with respect to any Midstream Group Employee or other similar Midstream Group service provider under Section 280G of the Code. Further, no gross-up tax payment shall be owed or made by the Contributor Parties or any of their Affiliates with respect to any tax payment due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement or any other Transaction Agreement.

(e) Except as set forth on Schedule 3.18(e) of the Contributor Disclosure Letter, neither the execution and delivery of this Agreement or any other Transaction Agreement to which the Contributor Parties or any of their Affiliates is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any officer, director, employee or consultant of any Midstream Group Entity or Affiliate thereof; (ii) materially increase any benefits otherwise payable by any Midstream Group Entity or Affiliate thereof; or (iii) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any Midstream Group Benefit Plan.

(f) Except as would not reasonably be expected to have a Midstream Group Material Adverse Effect, each of the Midstream Group Entities (i) is in compliance in all material respects with all applicable Laws regarding labor and employment, including, but not limited to, all Laws relating to employment discrimination, labor relations, payment of wages and overtime, leaves of absence, employment tax and social security, classification of employees and independent contractors, occupational health and safety, and immigration; (ii) has not, any time within the six (6) months preceding the Execution Date, had any “plant closing” or “mass layoff” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or other terminations of employees which would create any obligations upon or liabilities for any Midstream Group Entity under the WARN Act or similar state and local laws; (iii) is not subject to any material disputes pending, or, to the Knowledge of the Contributor Parties, threatened, by any of its prospective, current, or former employees, independent contractors or Governmental Entity relating to the engagement of employees or independent contractors by any of the Midstream Group Entities or related to any Midstream Group Benefit Plan (except for routine undisputed claims for benefits); (iv) is not subject to any material judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Entity relating to claims of discrimination, wage or hour practices, or other claims in respect to employment or labor practices and policies; (v) is not required to comply with Executive Order 11246, as amended, Section 503 of the Rehabilitation Act of 1973, as amended, or the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended; and (vi) is not required to maintain any affirmative action plans.

(g) Except as would not reasonably be expected to have a Midstream Group Material Adverse Effect: (i) none of the Midstream Group Entities is a party to or bound by or negotiating any collective bargaining agreement or other agreement with any labor union, nor has any of them experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past two years and (ii) to the Knowledge of the Contributor Parties, there are no current union representation questions or petitions or organizing campaigns involving employees of any of the Midstream Group Entities.

3.19 Regulatory Matters. No Midstream Group Entity is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. All natural gas pipeline systems and related facilities constituting the Midstream Business are “gathering facilities” or “intrastate pipelines” that are exempt from regulation by the FERC under the Natural Gas Act of 1938, as amended. None of the Midstream Group Entities is a “natural gas company” under the Natural Gas Act of 1938, as amended. No Midstream Group Entity has utilized its facilities to provide service as a common carrier subject to the jurisdiction of FERC under the Interstate Commerce Act as such statute is implemented by FERC pursuant to the Department of Energy Organization Act of 1977. Except as set forth on Schedule 3.19 of the Contributor Disclosure Letter, none of the “intrastate pipelines” that are part of the Midstream Business provide transportation services pursuant to Section 311 of the Natural Gas Policy Act of 1978.

3.20 Insurance. Except as would not reasonably be expected to have a Midstream Group Material Adverse Effect and following the Devon Reorganization Transactions, (a) each insurance policy under which any Midstream Group Entity is an insured or otherwise the principal beneficiary of coverage related to the Midstream Business (collectively, the “Midstream Group Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and such Midstream Group Entity is in compliance with the terms and conditions of such Midstream Group Insurance Policy; (b) no Midstream Group Entity is in breach or default under any Midstream Group Insurance Policy; and (c) no event has occurred which, with notice or lapse of time, would constitute such breach of default, or permit termination or modification, under any Midstream Group Insurance Policy.

3.21 Brokers’ Fee. Except for the fee payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated which shall be paid by Devon, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Contributor Party.

3.22 Matters Relating to Acquisition of the Equity Consideration.

(a) Each Contributor has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the Equity Consideration and is capable of bearing the economic risk of such investment. Each Contributor is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Each Contributor is acquiring the Equity Consideration for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Equity Consideration in violation of applicable state and federal securities laws. Neither Contributor is a party to any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Equity Consideration. Each Contributor acknowledges and understands that (i) the acquisition of the Equity Consideration has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Crosstex MLP Class B Units comprising the Equity Consideration will, upon their sale by such Contributor, unless such sale is registered under the Securities Act, be characterized as “restricted securities” under state and federal securities laws. Devon and each Contributor agree that the Crosstex MLP Class B Units comprising the Equity Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

(b) Each Contributor has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Equity Consideration. Each Contributor has had an opportunity to ask questions and receive answers from the Acquirer Parties regarding the terms and conditions of the offering of the Equity Consideration and the business, properties, prospects and financial condition of Crosstex MLP. The foregoing investigation and inquiry by the Contributors, however, does not modify the representations and warranties of the Acquirer Parties in Article IV and each of the Contributor Parties acknowledges that such representations and warranties in this Agreement, the Acquirer Disclosure Letter or in the certificate referenced in Section 6.3(c) constitute the sole and exclusive representations and warranties of the Acquirer Parties to the Contributors in connection with the transactions contemplated by this Agreement. Except for the representations and warranties contained in this Article III, in the Contributor Disclosure Letter or in the certificate referenced in Section 6.2(d), neither the Contributor Parties nor any other Person makes any other express or implied representation or warranty, and Crosstex MLP hereby disclaims reliance on any other representation or warranty, on behalf of or relating to the Contributor Parties or any of its Affiliates, or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER PARTIES

The Acquirer Parties hereby, jointly and severally, represent and warrant to the Contributor Parties that except (i) as disclosed in any of the Crosstex MLP SEC Documents filed or furnished with the SEC prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such documents or any other disclosures in such documents to the extent they are predictive or forward looking and general in nature) or (ii) as set forth on the disclosure letter delivered to the Contributor Parties on the date of the execution of this Agreement (the “Acquirer Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (it being understood that any matter disclosed pursuant to any section or subsection of the Acquirer Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Acquirer Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent), as follows:

4.1 Organization; Qualification. Each of the Acquirer Parties is an entity duly formed or organized, validly existing and in good standing under the laws of Delaware and has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Crosstex Material Adverse Effect. The Acquirer Parties have made available to the Contributor Parties true and complete copies of the Organizational Documents of the Crosstex Entities, as in effect on the Execution Date.

4.2 Authority; Enforceability; Valid Issuance.

(a) Each of the Acquirer Parties has the requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party. The execution and delivery by each Acquirer Party of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each Acquirer Party of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party have been duly and validly authorized by such Acquirer Party, and no other limited partnership proceedings on the part of either Acquirer Party is necessary to authorize this Agreement and the other Transaction Agreements to which it is a party or to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party.

(b) This Agreement and the other Transaction Agreements to which an Acquirer Party is a party have been, or, in the case of the Transaction Agreements to be delivered after the Execution Date, will be, duly executed and delivered by such Acquirer Party, and, assuming the due authorization, execution and delivery by the Contributor Parties, this Agreement and the other Transaction Agreements to which an Acquirer Party is a party constitute the valid and binding agreement of such Acquirer Party, enforceable against such Acquirer Party in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

(c) The issuance of the Crosstex MLP Class B Units comprising the Equity Consideration, and the issuance of the Crosstex MLP Common Units issuable upon the conversion of such Crosstex MLP Class B Units, have each been duly authorized in accordance with the Organizational Documents of Crosstex MLP. The Crosstex MLP Class B Units comprising the Equity Consideration, and the Crosstex MLP Common Units issuable upon the conversion of such Crosstex MLP Class B Units, when issued and delivered to the Contributors in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Crosstex MLP Partnership Agreement), nonassessable (except to the extent nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and, except for restrictions contained in the Crosstex MLP Partnership Agreement, free of any restrictions upon voting or transfer thereof pursuant to any Contract to which any of the Crosstex Entities is a party or by which any property or asset of any such Person is bound or affected. Upon issuance and delivery of the Crosstex MLP Class B Units comprising the Equity Consideration, each Contributor will be duly admitted to Crosstex MLP as an additional limited partner.

(d) The Partnership Agreement Amendment has been duly and validly authorized and approved by Crosstex GP LLC, and no other limited partnership or limited liability company proceedings on the part of the Crosstex GP LLC or Crosstex MLP are necessary to authorize and approve the Partnership Agreement Amendment.

4.3 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Agreements by each Acquirer Party party thereto and the consummation by the Acquirer Parties of the transactions contemplated by this Agreement and the Transaction Agreements does not and will not: (a) result in any breach of any provision of the Organizational Documents of any Crosstex Entity; (b) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Crosstex Entity is a party or by which any property or asset of any Crosstex Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, violate any Law to which any Crosstex Entity is subject or by which any Crosstex Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any Crosstex Entity, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Crosstex Material Adverse Effect. The Crosstex Entities are in material compliance with, and no event has occurred which would constitute (with or without the giving of notice or the passage of time or both) a material default under, or give rise to any right of termination, cancellation, amendment or acceleration under any terms of, any Contract set forth on Schedule 4.3 of the Acquirer Disclosure Letter.

4.4 Approvals of Governmental Entities and Other Third Parties. Subject to the accuracy of the representations and warranties of the Contributor Parties in Article III, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Person or Governmental Entity is necessary for the consummation by any Crosstex Entity of the transactions contemplated by this Agreement, other than (a) the filings and/or notices under the HSR Act and the rules and regulations thereunder and the expiration of the waiting periods thereunder, (b) compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange and (c) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected to have a Crosstex Material Adverse Effect.

4.5 Capitalization.

(a) As of the Execution Date: (i) 90,133,857 Crosstex MLP Common Units were issued and outstanding (excluding the Crosstex MLP Class B Units comprising the Equity Consideration), (ii) 16,226,567 Crosstex MLP Preferred Units were issued and outstanding and (iii) 3,754,195 Crosstex MLP Common Units were reserved for issuance under the Crosstex Energy GP, LLC Long-Term Incentive Plan, as amended and restated on May 9, 2013, of which 212,851 Crosstex MLP Common Units were subject to issuance upon exercise of outstanding Crosstex MLP options and 1,178,923 Crosstex MLP Common Units were subject to issuance upon the vesting of outstanding restricted incentive units. Except (A) as set forth in the preceding sentence of this Section 4.5(a), (B) any Crosstex MLP Common Units issued upon the exercise or settlement of Crosstex MLP Awards outstanding as of the Execution Date, and (C) any Crosstex MLP Common Units described in Section 5.1(d)(viii) or Section 5.1(d)(xv) of the Acquirer Disclosure Letter or issued with the written consent of the Contributor Parties (and any shares of Crosstex MLP Common Units issuable upon exercise or settlement of Crosstex Awards which were granted after the Execution Date in accordance with this Agreement or as described in Section 5.1(d)(viii) or Section 5.1(d)(xv) of the Acquirer Disclosure Letter or with the written consent of the Contributor Parties), there are no Crosstex MLP Common Units or other Equity Interests of Crosstex issued or outstanding. Except as set forth in Schedule 4.5(a) of the Acquirer Disclosure Letter, no Subsidiary of Crosstex MLP owns any Equity Interests in Crosstex MLP.

(b) All of the limited partner interests in Crosstex MLP are duly authorized and validly issued in accordance with the Organizational Documents of Crosstex MLP, and are fully paid (to the extent required under the Organizational Documents of Crosstex MLP) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding equity interests in each Subsidiary of Crosstex MLP is authorized and validly issued in accordance with the Organizational Documents of such Crosstex Entity and are fully paid (to the extent required under the Organizational Documents of such Crosstex Entity) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware LLC Act or Sections 153.102, 153.202 and 153.210 of the TBOC) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. Each Subsidiary of Crosstex MLP is set forth on Schedule 4.5(b)(1) of the Acquirer Disclosure Letter. Crosstex MLP owns, directly or indirectly, all of the outstanding Equity Interests in each Subsidiary of Crosstex MLP free and clear of all Liens other than (1) transfer restrictions imposed by federal and state securities laws and (2) any transfer restrictions contained in the Organizational Documents of the Crosstex Entities.

(c) Except as set forth in the Organizational Documents of the Crosstex Entities, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Crosstex Entities to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in any of the Crosstex Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) No Crosstex Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Crosstex MLP on any matter.

(e) Except as set forth on Schedule 4.5(e) of the Acquirer Disclosure Letter, and except with respect to the ownership of any equity or long-term debt securities between or among the Crosstex Entities, none of the Crosstex Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.

(f) Crosstex GP LLC is the sole general partner of Crosstex MLP with a 1.46% general partner interest in Crosstex MLP (such interests, the “Crosstex GP LLC Interests”). The Crosstex GP LLC Interests have been duly authorized and validly issued in accordance with the Crosstex MLP Partnership Agreement, and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The Crosstex GP LLC Interests are owned by Crosstex GP LLC free and clear of all Liens, other than (i) transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Crosstex MLP Partnership Agreement.

(g) Crosstex owns 100% of the issued and outstanding membership interests in Crosstex GP LLC.

4.6 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits, employment and labor matters, and Laws relating to regulatory and compliance matters, which are the subject of Sections 4.11, 4.14, 4.15, 4.16 and 4.17, respectively, and except as to matters that would not reasonably be expected to have a Crosstex Material Adverse Effect, (a) each Crosstex Entity is in compliance with all applicable Laws; (b) none of the Crosstex Entities has received written notice of any violation of any applicable Law; and (c) none of the Crosstex Entities has received written notice that it is under investigation by any Governmental Entity for potential non-compliance with any Law.

4.7 Crosstex MLP SEC Reports; Financial Statements.

(a) Crosstex MLP has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Crosstex MLP with the SEC since January 1, 2013 (such documents, together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, being collectively referred to as the “Crosstex MLP SEC Documents”). Each Crosstex MLP SEC Document (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Crosstex MLP SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the Execution Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements of Crosstex MLP included in the Crosstex MLP SEC Documents (“Crosstex MLP Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Crosstex MLP as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments.

(c) None of the Crosstex Entities has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the financial statements of the Crosstex MLP under GAAP except for (i) liabilities set forth on the consolidated balance sheet of Crosstex MLP dated as of June 30, 2013 or the notes thereto; (ii) liabilities that have arisen since June 30, 2013 in the ordinary course of business; and (iii) liabilities which would not reasonably be expected to have a Crosstex Material Adverse Effect.

(d) All distributions made by Crosstex MLP since its initial public offering have been made from Operating Surplus (as defined in the Crosstex MLP Partnership Agreement) and in accordance with the terms of the Crosstex MLP Partnership Agreement.

4.8 Absence of Certain Changes. Except as expressly contemplated by this Agreement, from and after January 1, 2013, (a) the Crosstex Entities have operated their business only in the ordinary course of business and consistent with past practice and (b) through the Execution Date, there has not been any Event which has had, or would be reasonably expected to have, a Crosstex Material Adverse Effect.

4.9 Title to Properties and Assets. Except as to matters that would not reasonably be expected to have a Crosstex Material Adverse Effect, each Crosstex MLP Entity has title to or rights or interests in its real property and personal property free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.

4.10 Intellectual Property. Except as would not reasonably be expected to have a Crosstex Material Adverse Effect, (a) the Crosstex Entities own or have the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of their business as presently conducted; (b) no third party has asserted in a writing delivered to any Crosstex Entity an unresolved claim that any of the Crosstex Entities is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of the Acquirer Parties, no third party is infringing on the Intellectual Property owned by the Crosstex Entities.

4.11 Environmental Matters. Except for matters that would not reasonably be expected to have a Crosstex Material Adverse Effect:

(a) each of the Crosstex Entities is and, during the relevant time periods specified in all applicable statutes of limitations, has been, in compliance with all applicable Environmental Laws;

(b) each of the Crosstex Entities possesses all Permits required under Environmental Laws for its operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;

(c) none of the Crosstex Entities nor any of their properties or operations is subject to any pending or, to the Knowledge of the Acquirer Parties, threatened Proceeding arising under any Environmental Law, nor has any of the Crosstex Entities received any written and pending notice, order or complaint from any Governmental Entity alleging a violation of or liability arising under any Environmental Law; and

(d) there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties owned by the Crosstex Entities, from or in connection with the Crosstex Entities’ operations or for which any of the Crosstex Entities have assumed contractual liability, in each case in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law.

4.12 Material Contracts.

(a) Except as set forth on Schedule 4.12 of the Acquirer Disclosure Letter or filed with any Crosstex MLP SEC Document (including incorporation by reference) filed with the SEC prior to the Execution Date, as of the Execution Date, none of the Crosstex Entities is a party to or bound by any Contract that:

(i) is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Crosstex MLP on the Execution Date;

(ii) includes any Affiliate of Crosstex MLP (other than a wholly-owned Subsidiary of Crosstex MLP) as a counterparty or third party beneficiary;

(iii) has a term in excess of one (1) year and, together with any other Contract listed on Schedule 4.12(a)(iii) of the Acquirer Disclosure Letter with the same counterparty, generates annual gross operating margin in excess of $10,000,000;

(iv) contains any provision or covenant which materially restricts any Crosstex Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person, other than exclusivity arrangements with respect to joint development projects with a term of less than one year;

(v) (A) relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by any Crosstex Entity or (B) creates a capitalized lease obligation (except, in the case of both clause (A) and (B), any such Contract with an aggregate principal amount not exceeding $10,000,000);

(vi) is in respect of the formation of any partnership, limited liability company agreement or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any Crosstex Entity involving assets or obligations in excess of $25,000,000;

(vii) includes the acquisition or sale of assets with a book value in excess of $10,000,000 (whether by merger, sale of stock, sale of assets or otherwise);

(viii) relates to futures, swaps, collars, puts, calls, floors, caps, options or otherwise is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate, other than any Contract that is both (A) entered into in accordance with Crosstex MLP’s internal commodity risk hedging policy in effect as of the Execution Date and (B) in the ordinary course of business; or

(ix) is a purchase Contract with respect to commodities that is material to the Crosstex Entities, taken as a whole.

(b) Each Contract required to be disclosed pursuant to Section 4.12(a) and each Contract to which any Crosstex Entity is bound as of the Execution Date that relates to (i) the purchase of materials, supplies, goods, services or other assets (in each case, other than commodities), or (ii) the construction of capital assets, in the cases of both clauses (i) and (ii) that provides for annual payments by or to any Crosstex Entity in excess of $10,000,000 (collectively, the “Crosstex Material Contracts”) has been made available to the Contributor Parties and, to the Knowledge of the Acquirer Parties, is a valid and binding obligation of the applicable Crosstex Entity, and is in full force and effect and enforceable in accordance with its terms against such Crosstex Entity and, to the Knowledge of the Acquirer Parties, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

(c) To the Knowledge of the Acquirer Parties, none of the Crosstex Entities nor any other party to any Crosstex Material Contract is in default or breach in any material respect under the terms of any Crosstex Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by such Crosstex Entity or, to the Knowledge of the Acquirer Parties, any other party to any Crosstex Material Contract, or would permit termination, modification or acceleration under any Crosstex Material Contract.

4.13 Legal Proceedings. Except with respect to Proceedings arising under Environmental Laws which are the subject of Section 4.11 or as is set forth on Schedule 4.13 of Acquirer Disclosure Letter, there are no Proceedings pending or, to the Knowledge of the Acquirer Parties, threatened against the Crosstex Entities, except such Proceedings as would not reasonably be expected to have a Crosstex Material Adverse Effect.

4.14 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws which are the subject of Section 4.11, the Crosstex Entities have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Crosstex Entities, except where the failure to have such Permits would not reasonably be expected to have a Crosstex Material Adverse Effect.

4.15 Taxes.

(a) Except as set forth on Schedule 4.15(a) of the Acquirer Disclosure Letter, all material Tax Returns required to be filed with respect to the Crosstex Entities have been filed and all Tax Returns of the Crosstex Entities are complete and correct in all material respects and all material Taxes due relating to the Crosstex Entities have been paid in full. There is no claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any Crosstex Entity for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any material Taxes or material Tax Returns of or with respect to the Crosstex Entities.

(b) Except as set forth on Schedule 4.15(b) of the Acquirer Disclosure Letter, no material Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to the Crosstex Entities.

(c) All material Taxes required to be withheld, collected or deposited by or with respect to the Crosstex Entities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d) Except as set forth on Schedule 4.15(d) of the Acquirer Disclosure Letter, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for the payment or assessment of any material Tax of, or any material Taxes associated with the ownership or operation of the assets of, any Crosstex Entity.

(e) None of the Crosstex Entities is a party to any Tax sharing agreement or Tax indemnification agreement, and no payments are due or will become due by any Crosstex Entity pursuant to any such agreement or arrangement.

(f) None of the Crosstex Entities has engaged in a transaction that would be reportable by or with respect to any Crosstex Entity pursuant to Treasury Regulation § 1.6011-4 or any predecessor thereto.

(g) There are no Liens on any of the assets of any Crosstex Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(h) Except as set forth on Schedule 4.15(h) of the Acquirer Disclosure Letter, none of the Crosstex Entities has been a member of or is a successor to an entity that has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) Crosstex MLP has not elected to be treated as a corporation for federal Tax purposes. Crosstex MLP qualifies as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and at least 90% of the gross income of Crosstex MLP for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code. Crosstex MLP has filed a federal income tax return that has in effect an election pursuant to Section 754 of the Code.

4.16 Employee Benefits; Employment and Labor Matters.

(a) Schedule 4.16(a) of the Acquirer Disclosure Letter contains a list of each of the following that any Crosstex Entity or any ERISA Affiliate, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to within six (6) years prior to the Contribution Closing Date with respect to items listed in Section 4.16(a)(i) and within three (3) years prior to the Closing Date with respect to items listed in Section 4.16(a)(ii):

(i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), (A) which is material and pursuant to which compensation or other benefits are provided to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Crosstex Entity or (B) which is subject to Title IV of ERISA; or

(ii) any material personnel policy, equity-based plan (including, but not limited to, stock option plans, stock purchase plans, stock appreciation rights and phantom stock plans), bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or arrangements, change in control policies or agreements, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.16(a)(i) pursuant to which compensation or other benefits are provided to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Crosstex Entity.

(b) True, correct and complete copies of the current version of each item described in Section 4.16(a)(i) or Section 4.16(a)(ii), and, if applicable, the current summary plan description, the most recent determination letter, the most recent actuarial report, the current insurance or group annuity contracts and each other funding or financing arrangement relating to any such item, as well as in every case all amendments, modifications or supplements thereto, have been made reasonably available to the Contributor Parties.

(c) All items described under Section 4.16(a)(i) or Section 4.16(a)(ii) that any Crosstex Entity or any ERISA Affiliate thereof, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to within six (6) years prior to the Closing Date, shall be referred to as the “Crosstex MLP Benefit Plans”. Except for matters that would not reasonably be expected to have a Crosstex Material Adverse Effect:

(i) each Crosstex MLP Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements;

(ii) there do not now exist, nor do any circumstances exist that could result in, any liabilities under or arising with respect to (A) Title IV of ERISA, (B) Section 302 of ERISA or (C) Sections 412 and 4971 of the Code; and

(iii) as to any Crosstex MLP Benefit Plan intended to be qualified under Section 401 of the Code, such Plan has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of the Acquirer Parties, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Crosstex MLP Benefit Plan.

(d) Except as would not reasonably be expected to have a Crosstex Material Adverse Effect, the consummation of the transactions contemplated by this Agreement or any other Transaction Document will not result in a nondeductible expense of any Acquirer Party or any of their Affiliates under Section 280G of the Code. Further, no gross-up tax payment shall be owed or made by the Acquirer Parties or any of their Affiliates with respect to any tax payment due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement or any other Transaction Agreement.

(e) Except as set forth on Schedule 4.16(e) of the Acquirer Disclosure Letter, neither the execution and delivery of this Agreement or any other Transaction Agreement to which the Acquirer Parties or any of their Affiliates are party nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any officer, director, employee, or consultant of any Acquirer Party or Affiliate thereof; (ii) materially increase any benefits otherwise payable by any Acquirer Party or Affiliate thereof; or (iii) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any Crosstex MLP Benefit Plan.

(f) Except as would not reasonably be expected to have a Crosstex Material Adverse Effect, each of the Crosstex Entities (i) is in compliance with all applicable Laws regarding labor and employment, including, but not limited to, all Laws relating to employment discrimination, labor relations, payment of wages and overtime, leaves of absence, employment tax and social security, classification of employees and independent contractors, occupational health and safety, and immigration; (ii) has not, any time within the six (6) months preceding the Execution Date, had any “plant closing” or “mass layoff” (as defined by the WARN Act) or other terminations of employees which would create any obligations upon or liabilities for any Crosstex Entity under the WARN Act or similar state and local laws; (iii) is not subject to any material disputes pending, or, to the Knowledge of the Acquirer Parties, threatened, by any of its prospective, current, or former employees, independent contractors or Governmental Entity relating to the engagement of employees or independent contractors by any of the Crosstex Entities or related to any Crosstex MLP Benefit Plan (except for routine undisputed claims for benefits); (iv) is not subject to any material judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Entity relating to claims of discrimination, wage or hour practices, or other claims in respect to employment or labor practices and policies; (v) is not required to comply with Executive Order 11246, as amended, Section 503 of the Rehabilitation Act of 1973, as amended, or the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended; and (vi) is not required to maintain any affirmative action plans.

(g) Except as would not reasonably be expected to have a Crosstex Material Adverse Effect (i) none of the Crosstex Entities is a party to or bound by or negotiating any collective bargaining agreement or other agreement with any labor union, nor has any of them experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past two years and (ii) to the Knowledge of Crosstex MLP, there are no current union representation questions or petitions or organizing campaigns involving employees of any of the Crosstex Entities.

4.17 Regulatory Matters. No Crosstex Entity is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. All natural gas pipeline systems and related facilities of the Crosstex Entities are “gathering facilities” or “intrastate pipelines” that are exempt from regulation by the FERC under the Natural Gas Act of 1938, as amended. None of the Crosstex Entities is a “natural gas company” under the Natural Gas Act of 1938, as amended. Except as set forth on Schedule 4.17 of the Acquirer Disclosure Letter, no Crosstex Entity has utilized its facilities to provide service as a common carrier subject to the jurisdiction of FERC under the Interstate Commerce Act as such statute is implemented by FERC pursuant to the Department of Energy Organization Act of 1977. Except as set forth on Schedule 4.17 of the Acquirer Disclosure Letter, none of the Crosstex Entities’ “intrastate pipelines” provide transportation services pursuant to Section 311 of the Natural Gas Policy Act of 1978.

4.18 Insurance. Except as would not reasonably be expected to have a Crosstex Material Adverse Effect, (a) each insurance policy under which any Crosstex Entity is an insured or otherwise the principal beneficiary of coverage (collectively, the “Crosstex Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and such Crosstex Entity is in compliance with the terms and conditions of such Crosstex Insurance Policy; (b) no Crosstex Entity is in breach or default under any Crosstex Insurance Policy; and (c) no event has occurred which, with notice or lapse of time, would constitute such breach of default, or permit termination or modification, under any Crosstex Insurance Policy.

4.19 Brokers’ Fee. Except for the fees payable to Citigroup Global Markets Inc., Evercore Group L.L.C., Greenhill & Co. and Simmons & Company International, which shall be paid by the Acquirer Parties or Crosstex, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquirer Parties.

4.20 Matters Relating to Acquisition of the Acquired Interests.

(a) The Acquirer Parties have such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the Acquired Interests and are capable of bearing the economic risk of such investment. The Acquirer Parties are “accredited investors” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. The Acquirer Parties are acquiring the Acquired Interests for investment for their own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Acquired Interests. The Acquirer Parties do not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Acquired Interests. The Acquirer Parties acknowledge and understand that (i) the acquisition of the Acquired Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Acquired Interests will, upon its sale by Acquirer, be characterized as “restricted securities” under state and federal securities laws. The Acquirer Parties agree that the Acquired Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

(b) The Acquirer Parties have undertaken such investigation as they have deemed necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Acquired Interests. The Acquirer Parties have had an opportunity to ask questions and receive answers from the Contributor Parties regarding the terms and conditions of the offering of the Acquired Interests and the business, properties, prospects, and financial condition of the Midstream Group Entities. The foregoing investigation and inquiry by the Acquirer Parties, however, does not modify the representations and warranties of the Contributor Parties in Article III and each of the Acquirer Parties acknowledges that the representations and warranties in this Agreement, the Contributor Disclosure Letter or in the certificate referenced in Section 6.2(d) constitute the sole and exclusive representations and warranties of the Contributor Parties to the Acquirer Parties in connection with the transactions contemplated by this Agreement. Except for the representations and warranties contained in this Article IV, in the Acquirer Disclosure Letter or in the certificate referenced in Section 6.3(c), neither the Acquirer Parties nor any other Person makes any other express or implied representation or warranty, and the Contributor Parties hereby disclaim reliance on any other representation or warranty, on behalf of or relating to the Acquirer Parties or any of their Affiliates, or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of Business.

(a) From the Execution Date and continuing until the earlier of the Contribution Closing or the termination of this Agreement, except (1) as described in Schedule 5.1(a) of the Contributor Disclosure Letter, except (2) as expressly required, permitted or contemplated by this Agreement or the Merger Agreement, (3) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Devon or any of its Subsidiaries or (4) as consented to or approved in writing by the Acquirer Parties (which shall not be unreasonably withheld, conditioned or delayed), the Contributor Parties shall, and shall cause each Midstream Group Entity to:

(i) conduct the Midstream Business in the ordinary course of business consistent with past practice;

(ii) use reasonable best efforts to preserve intact the goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;

(iii) comply in all material respects with all applicable Laws relating to the Midstream Business or any Midstream Group Entity; and

(iv) use reasonable best efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage of the Midstream Group Entities.

(b) Without limiting the generality of Section 5.1(a), and except (1) as described in Schedule 5.1(b) of the Contributor Disclosure Letter (including the Midstream Business Project and Capital Expenditure Schedule), (2) as required under any Contract filed as an exhibit to any Devon SEC Document filed or furnished with the SEC prior to the Execution Date, (3) as expressly required, permitted or contemplated by this Agreement or the Merger Agreement or (4) as consented to or approved in writing by the Acquirer Parties (which shall not be unreasonably withheld, conditioned or delayed), from the Execution Date and continuing until the earlier of the Contribution Closing or the termination of this Agreement, the Contributor Parties shall not authorize or permit any of the Midstream Group Entities to:

(i) make any material change or amendment to the Organizational Documents of any Midstream Group Entity;

(ii) purchase any securities or ownership interests of, or make any investment in any Person, other than (A) ordinary course overnight investments consistent with the cash management policies of such Person and (B) purchases and investments in addition to those contemplated by clause (A) not in excess of $10,000,000 individually or $50,000,000 in the aggregate;

(iii) make any capital expenditures other than (A) capital expenditures in accordance with the Midstream Project and Capital Expenditure Schedule, (B) capital expenditures related to projects other than those set forth on the Midstream Project and Capital Expenditure Schedule not in excess of $10,000,000 individually or $50,000,000 in the aggregate and (C) as required on an emergency basis or for the safety of individuals or the environment;

(iv) make any material change to its tax methods, principles or elections;

(v) except as required under the Organizational Documents of the Midstream Entities, declare or pay any distributions in respect of any of its Equity Interests except the declaration and payment of cash distributions from any direct or indirect wholly-owned Subsidiary of Devon;

(vi) split, combine or reclassify any of its equity securities or partnership units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its Equity Interests, except for any such transaction by a direct or indirect wholly-owned Subsidiary of the Target Entities that remains a direct or indirect wholly-owned Subsidiary of a Midstream Group Entity after consummation of such transaction;

(vii) repurchase, redeem or otherwise acquire any of its Equity Interests;

(viii) except as required under the Organizational Documents of the Midstream Entities, issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) Equity Interests, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly-owned Subsidiary of the Target Entities of Equity Interests to such Person’s parent or any other direct or indirect wholly-owned Subsidiary of the Target Entities;

(ix) purchase or sell assets (including any general partner or limited partner interest or any other equity interests in any other Person), other than purchases or sales of inventory in the ordinary course by any of the Midstream Group Entities with a value not exceeding $10,000,000 individually or $50,000,000 in the aggregate;

(x) create, incur, guarantee or assume any Indebtedness other than Indebtedness of less than $10,000,000 in the aggregate;

(xi) (A) settle any claims, demands, lawsuits or state or federal regulatory Proceedings for damages for damages to the extent such settlements assess damages in excess of $10,000,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Midstream Business Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory Proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to materially impair the Midstream Business;

(xii) merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person;

(xiii) take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xiv) change or modify any accounting policies, except as required by GAAP or applicable Law;

(xv) hire or engage any individual, or approve or make material modifications of the salaries, bonuses or other compensation (including incentive compensation) payable to any individual, whose base salary exceeds $250,000 per annum or adopt or make any material amendment to any employee compensation, benefit or incentive plans other than in the ordinary course of business or to effect or permit the transfer of any employee as contemplated pursuant to Section 5.18;

(xvi) recognize any union or establish, negotiate or become obligated under any collective bargaining agreement or other contract with any labor union;

(xvii) terminate the employment or service relationship of any employee or independent contractor, other than where such termination is in the ordinary course of business consistent with past practice;

(xviii) (A) materially modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Midstream Group Material Contract; (B) enter into a contract after the Execution Date that would be a Midstream Group Material Contract if entered into prior to the Execution Date; or (C) waive any material default by, or release, settle or compromise any material claim against, any other party thereto; or

(xix) agree or commit to take any of the actions described above.

(c) From the Execution Date and continuing until the earlier of the Contribution Closing or the termination of this Agreement, except (1) as described in Schedule 5.1(c) of the Acquirer Disclosure Letter, (2) as expressly required, permitted or contemplated by this Agreement or the Merger Agreement, (3) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Crosstex MLP or any of its Subsidiaries or (4) as consented to or approved in writing by the Contributor Parties (which shall not be unreasonably withheld, conditioned or delayed), Crosstex MLP shall, and shall cause each of its Subsidiaries to:

(i) conduct its business in the ordinary course of business consistent with past practice;

(ii) use reasonable best efforts to preserve intact the goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;

(iii) comply in all material respects with all applicable Laws relating to them; and

(iv) use reasonable best efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage of the Crosstex Entities.

(d) Without limiting the generality of Section 5.1(c), and, except (1) as described in Schedule 5.1(d) of the Acquirer Disclosure Letter (including the Crosstex Project and Capital Expenditure Schedule), (2) as required under any Contract or any Crosstex Equity Plan filed as an exhibit to any Crosstex MLP SEC Document, in each case, filed or furnished with the SEC prior to the Execution Date, (3) as expressly required, permitted or contemplated by this Agreement or the Merger Agreement or (4) as consented to or approved in writing by the Contributor Parties (which shall not be unreasonably withheld, conditioned or delayed), from the Execution Date and continuing until the earlier of the Contribution Closing or the termination of this Agreement, Crosstex MLP shall not and shall not authorize or permit any of its Subsidiaries to:

(i) make any material change or amendment to its Organizational Documents;

(ii) purchase any securities or ownership interests of, or make any investment in any Person, other than (A) ordinary course overnight investments consistent with the cash management policies of such Person and (B) purchases and investments in addition to those contemplated by clause (A) not in excess of $10,000,000 individually or $50,000,000 in the aggregate;

(iii) make any capital expenditures other than (A) capital expenditures in accordance with the Crosstex Project and Capital Expenditure Schedule, (B) capital expenditures related to projects other than those set forth on the Crosstex Project and Capital Expenditure Schedule not in excess of $10,000,000 individually or $50,000,000 in the aggregate and (C) as required on an emergency basis or for the safety of individuals or the environment;

(iv) make any material change to its tax methods, principles or elections;

(v) except as required pursuant to the Organizational Documents of the Crosstex Entities, declare or pay any distributions in respect of any Equity Interests except the declaration and payment of distributions from any direct or indirect wholly-owned Subsidiary of Crosstex MLP and regular quarterly distributions (and distribution equivalent rights) of Available Cash (as defined in the Crosstex MLP Partnership Agreement) by Crosstex MLP to its limited partners not to exceed the amount set forth in Schedule 5.1(d)(v) of the Acquirer Disclosure Letter;

(vi) split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its Equity Interests, except for any such transaction by a direct or indirect wholly-owned Subsidiary of Crosstex MLP that remains a direct or indirect wholly-owned Subsidiary of a Crosstex Entity after consummation of such transaction;

(vii) repurchase, redeem or otherwise acquire any of its Equity Interests;

(viii) except as required pursuant to the Organizational Documents of the Crosstex Entities, issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) Equity Interests, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly-owned Subsidiary of Crosstex MLP of Equity Interests to such Person’s parent or any other direct or indirect wholly-owned Subsidiary of Crosstex MLP;

(ix) purchase or sell assets (including any general partner or limited partner interest or any other equity interests in any other Person), other than purchases or sales of inventory in the ordinary course by any of the Crosstex Entities with a value not exceeding $10,000,000 individually or $50,000,000 in the aggregate;

(x) create, incur, guarantee or assume any Indebtedness other than Indebtedness (A) of less than $10,000,000 in the aggregate or (B) under the Crosstex MLP Credit Agreement or the Senior Notes;

(xi) (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings to the extent such settlements assess damages in excess of $10,000,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Crosstex MLP Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to materially impair Crosstex MLP;

(xii) merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person;

(xiii) take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xiv) change or modify any accounting policies, except as required by GAAP or applicable Law;

(xv) hire or engage any new individual, or approve or make material modifications of the salaries, bonuses or other compensation (including incentive compensation) payable to any individual, whose base salary exceeds $250,000 per annum or adopt or make any material amendment to any employee compensation, benefit or incentive plans other than in the ordinary course of business; provided, however, that any such actions that, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise, would (A) result in any payment (including severance, unemployment compensation, parachute, bonus or otherwise) becoming due to any officer, director, employee or consultant of any Crosstex Entity or Affiliate thereof; (B) materially increase any benefits otherwise payable by any Crosstex Entity or Affiliate thereof; or (C) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any Crosstex Benefit Plan, shall not be deemed to be in the ordinary course of business;

(xvi) recognize any union or establish, negotiate or become obligated under any collective bargaining agreement or other contract with any labor union;

(xvii) terminate the employment or service relationship of any employee or independent contractor, other than where such termination is in the ordinary course of business consistent with past practice;

(xviii) (A) materially modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Crosstex Material Contract; (B) enter into a contract after the Execution Date that would be a Crosstex Material Contract if entered into prior to the Execution Date; or (C) waive any material default by, or release, settle or compromise any material claim against, any other party thereto; or

(xix) agree or commit to take any of the actions described above.

5.2 Notice of Certain Events. From and after the Execution Date until the earlier to occur of (a) the Contribution Closing Date and (b) the termination of this Agreement pursuant to Section 7.1, each of the Acquirer Parties, on the one hand, and the Contributor Parties, on the other hand, shall promptly notify the other of (i) the occurrence, or non-occurrence, of any Event that would be likely to cause any condition to the obligations of the other Party to effect the Contribution and the other transactions contemplated by this Agreement not to be satisfied or (ii) the failure of the Acquirer Parties or the Contributor Parties to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other Party to effect the Contribution and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not cure the inaccuracy of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Party receiving such notice; provided, further, that the failure to comply with this Section 5.2 shall not result in the failure of any of the conditions to the Closing in Article VI to be satisfied, or give rise to any right to terminate this Agreement under Section 7.1, if the underlying Event would not in and of itself give rise to such failure or right.

5.3 Access to Information; Confidentiality.

(a) Subject to Section 5.3(b) and applicable Law, the Acquirer Parties will provide and will cause the Crosstex Entities and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to provide the Contributor Parties and their authorized Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, employees, customers, suppliers, properties, books and records of the Crosstex Entities (so long as such access does not unreasonably interfere with the operations of the Crosstex Entities) as the Contributor Parties may reasonably request. Subject to applicable Law, the Contributor Parties will provide and will cause the Midstream Group Entities and their respective Representatives to provide the Acquirer Parties and their authorized Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, employees, properties, books and records of the Midstream Group Entities (so long as such access does not unreasonably interfere with the operations of the Midstream Group Entities or Contributor Parties) as the Acquirer Parties may reasonably request. No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in such other Party’s good faith opinion the disclosure of which could subject such other Party or any of its Subsidiaries to risk of liability. No Party shall be permitted to conduct any sampling or analysis of any environmental media (including any soils, sediments, groundwater, surface water or atmosphere) or building materials at any facility of the other Party or its Subsidiaries without the prior written consent of the other party, which may be granted or withheld in such other Party’s sole discretion.

(b) With respect to any information disclosed pursuant to this Section 5.3, each of Devon and Crosstex MLP shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under the confidentiality agreement, dated July 19, 2013, previously executed by Devon, Crosstex and Crosstex MLP (the “Confidentiality Agreement”).

No Party shall be required to provide access to or disclose any information where such access or disclosure would jeopardize any attorney-client privilege of such Party or any Subsidiary of such Party or contravene any Contract or Law (it being agreed that the parties shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

5.4 Governmental Approvals.

(a) Subject to the terms and conditions of this Agreement, each of Devon and Crosstex MLP will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Contribution and the other transactions contemplated by this Agreement including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VI to be satisfied; (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and take all steps as may be necessary to avoid, or to have terminated, if begun, any Proceeding by any Governmental Entity; (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties; (iv) defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Entity that could prevent or delay the Contribution or the consummation of the transactions contemplated hereby; and (v) execute and deliver additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, Crosstex MLP agrees not to extend any waiting period under HSR Act or enter into any agreement with any Governmental Entity not to consummate the transaction contemplated by this Agreement, except with the prior written consent of Devon.

(b) In furtherance and not in limitation of the foregoing, Devon and Crosstex MLP shall (i) make or cause to be made the registrations, declarations and filings required of such party under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the Execution Date and in no event later than fifteen (15) Business Days after the Execution Date; (ii) furnish to the other Parties as promptly as reasonably practicable all information required for any application or other filing to be made by the other Parties pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (“FTC”) or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; (iv) promptly notify the other Parties of any material communication between that Party and the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (including any communication relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, Permits, orders or authorizations (including the expiration or termination of any waiting periods), or any agreement regarding the timing of consummation of the Contribution); (v) subject to applicable Law, discuss with and permit the other Parties (and their counsel) to review in advance, and consider in good faith the other Parties’ reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ, or any other Governmental Entity or, in connection with any proceeding by a private party to any other Person, relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law in connection with the Contribution or the other transactions contemplated by this Agreement; (vi) not initiate or participate or agree to participate in any substantive meeting, telephone call or discussion (including any meeting, telephone call or discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, Permits, orders or authorizations (including the expiration or termination of any waiting periods), and any agreement regarding the timing of consummation of the Contribution) with the FTC, the DOJ or any other Governmental Entity in respect of any filings, investigation or inquiry relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law in connection with this Agreement or the Contribution unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate in such meeting, telephone call or discussion; (vii) furnish the other Parties promptly with copies of all correspondence, filings and communications relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law between them and their Affiliates and their respective Representatives on the one hand, and the FTC, the DOJ or any other Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the Contribution; and (viii) act in good faith and reasonably cooperate with the other party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Regulatory Law with respect to any such registration, declaration and filing or any such transaction; provided, however, that in the event of any disagreement concerning any such filing, submission, investigation, Proceeding, communication or meeting, the determination of Devon shall be final and conclusive; provided, further, however, that nothing in this Agreement shall prevent a party from responding to or complying with a subpoena or other legal process required by Law or submitting documents or factual information in response therefor. Devon and Crosstex may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Devon or Crosstex MLP, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.4(b), materials provided to the other Parties or their outside counsel may be redacted to remove references concerning the valuation of Crosstex MLP and its Subsidiaries or the Midstream Group Entities.

(c) Devon shall have the right, but not the obligation, to agree to or take any action that would result in making or offering proposals, remedies, commitments or undertakings,

executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the license, sale, divestiture or other disposition or holding separate (through the establishment of trust or otherwise) of any business, assets, categories of assets, or products of Devon, Crosstex MLP or their respective Subsidiaries or the holding separate of the capital stock or other equity interests of a Subsidiary of Crosstex MLP or Devon, (ii) otherwise imposing or seeking to impose any limitation on Devon, Crosstex MLP or any of their respective Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, assets, categories of assets, or products of Devon, Crosstex MLP or any of their respective Subsidiaries or (iii) entering into, modifying or terminating any relationship, contract or arrangement between Devon, Crosstex or any of their respective Subsidiaries on the one hand and any third party on the other hand (any matter referenced in the foregoing clauses (i)–(iii) being a “Regulatory Divestiture”); provided, however, that (A) the consummation of any such Regulatory Divestiture shall be contingent on the consummation of the Contribution Closing, (B) Devon may not agree to or effect any Regulatory Divestiture that would be material to the Midstream Business and Crosstex MLP, taken as a whole without the prior written consent of Crosstex MLP and (C) the net proceeds of any such Regulatory Divestiture with respect to the business, assets, categories of assets or products of the Midstream Business shall be contributed to the applicable Midstream Group Entity immediately prior to the Contribution Closing.

5.5 Expenses. All costs and expenses incurred by the Contributor Parties in connection with this Agreement and the transactions contemplated thereby shall be paid by the Contributor Parties, and all costs and expenses incurred by the Acquirer Parties in connection with this Agreement and the transactions contemplated thereby shall be paid by the Acquirer Parties; provided, however, that if any action at Law or equity is necessary to enforce or interpret the terms of this Agreement, then the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled.

5.6 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Agreements. Without limiting the generality of the foregoing, the Contributor Parties shall from time to time after the Contribution Closing, execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further instruments of sale, conveyance, transfer, assignment or delivery and such further consents, certifications, affidavits and assurances as the Acquirer Parties may reasonably request in order to vest (i) in the Acquirer and its successors and assigns all right, title and interest in the Acquired Interests and (ii) in the Midstream Group Entities and their respective successors and assigns all right, title and interest in the Acquired Interests the Midstream Business, or otherwise to consummate and make effective the transactions contemplated by the Transaction Agreements upon the terms and conditions set forth herein. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.

5.7 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed upon by the Acquirer Parties and the Contributor Parties. Thereafter, except as provided by Section 6.7 of the Merger Agreement (in which case the Acquirer Parties will, to the extent practicable, promptly inform the Contributor Parties in advance of the substance and timing of the release or statement), the Acquirer Parties and the Contributor Parties shall consult with and obtain the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed) before issuing any other press release or other public statements with respect to the transactions contemplated by this Agreement or this Agreement, to the extent they have not been previously issued or disclosed and shall not issue any such other press release prior to such consultation, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either Party on any securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other Party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, the parties may respond to inquiries from securities analysts and the news media and make such oral and written public statements, releases or announcements without complying with the preceding sentence if the substance of such statements, releases or announcements was in any prior press release or public statement by a Party in accordance with this Section 5.7; provided, however, that such responses shall be in compliance with applicable securities Laws.

5.8 Equity Consideration; Legends. Each Contributor agrees to the recording, so long as the restrictions described in the legend are applicable, of the following legend on any book entry notation or certificate evidencing all or any portion of any Crosstex MLP Class B Units constituting the Equity Consideration received by such Contributor, and the Partners Common Units issuable upon the conversion of such Crosstex MLP Class B Units:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ARE SUBJECT TO THE TERMS OF THE SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CROSSTEX ENERGY, L.P., AS AMENDED. THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF CROSSTEX ENERGY, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL ENTITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF CROSSTEX ENERGY, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE CROSSTEX ENERGY, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). CROSSTEX ENERGY GP, LLC, THE GENERAL PARTNER OF CROSSTEX ENERGY, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF CROSSTEX ENERGY, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE

RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

5.9 Tax Matters.

(a) Post-Contribution Closing Tax Returns. Crosstex MLP shall cause the Midstream Group Entities to prepare all Tax Returns relating to the Midstream Group Entities for periods beginning on or before the Contribution Closing Date and ending after the Contribution Closing Date. With respect to any such Tax Returns, Crosstex MLP shall determine (by an interim closing of the books as of the Contribution Closing Date except for ad valorem and property taxes owed or owing by the Midstream Group Entities, which shall be prorated on a daily basis) the Taxes that would have been due and payable by any Midstream Group Entity with respect to the period covered by such Tax Return if such taxable period ended on and included the Contribution Closing Date (the “Pre-Contribution Closing Tax”).

(i) Not later than twenty (20) days prior to the due date of any estimated Tax payment relating to any Pre-Contribution Closing Tax, Crosstex MLP shall deliver to Contributors for their review a statement calculating the Pre-Contribution Closing Tax included in such payment. Acquirer shall make or cause to be made such changes in such statement as Contributors may reasonably request, which changes shall be subject to Crosstex MLP’s approval, which shall not be unreasonably withheld. Thereafter, and not later than five (5) days prior to the due date of such estimated Tax payment, Contributors shall pay to Acquirer the amount of such estimated tax payment.

(ii) Not later than twenty (20) days prior to the due date of any Tax Return covering a Pre-Contribution Closing Tax, Crosstex MLP shall deliver to Devon for its review a copy of such Tax Return and a statement calculating the amount by which the Pre-Contribution Closing Tax reflected on such Tax Return is greater than or less than the amount of any payments paid by Contributors to Acquirer with respect to estimated Tax payments of such Pre-Contribution Closing Tax pursuant to Section 5.9(a)(i), which amount of estimated Tax payments shall be treated as a credit against Pre-Contribution Closing Tax owed to the Acquirer Parties by the Contributor Parties. Crosstex MLP shall make or cause to be made such changes in such Tax Returns or such statement as Contributors may reasonably request, which changes shall be subject to Crosstex MLP’s approval, which shall not be unreasonably withheld. Not later than five (5) days prior to the due date of such Tax Return, Devon shall pay to Crosstex MLP (or Crosstex MLP pay to Devon, if appropriate) the amount of such difference. Upon receipt thereof, Crosstex MLP shall file or cause to be filed such Tax Return and shall pay all Taxes shown to be due thereon.

(b) Transfer Taxes. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly and solely from the Contribution of the Acquired Interests in exchange for the Equity Consideration (the “Transfer Taxes”), shall be borne 50% by the

Contributor Parties, on the one hand, and 50% by the Acquirer Parties, on the other hand. All Transfer Taxes resulting from the Devon Reorganization Transactions shall be borne 100% by the Contributor Parties. Notwithstanding anything to the contrary in this Section 5.9, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use reasonable best efforts to provide such Tax Returns to the other party at least ten days prior to the due date for such Tax Returns. Upon the filing of Tax Returns in connection with Transfer Taxes, the filing party shall provide the other party with evidence satisfactory to the other party that such Transfer Taxes have been filed and paid.

(c) Cooperation on Tax Matters.

(i) The Acquirer Parties and Contributor Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes for taxable periods beginning on or before the Contribution Closing Date. Such cooperation shall include the retention until the expiration of the relevant statute of limitations and (upon the other Party’s request) the provision of records and information in such Party’s possession that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on the basis of reasonable best efforts to provide additional information and explanation of any material provided hereunder. Prior to the destruction or discarding of any books and records with respect to Tax matters pertinent to the Midstream Group Entities relating to any taxable period beginning on or before the Contribution Closing Date, each Party shall give the other Party reasonable written notice and, if the other Party so requests, shall itself allow, or cause the Midstream Group Entities to allow the other Party to take, possession of such books and records. In connection with any audit, litigation or other proceeding with respect to Taxes for taxable periods beginning on or before the Contribution Closing Date, Acquirer and the Contributors shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits, or similar events. Acquirer shall have sole control of the conduct of all such audit, litigation or other proceedings with respect to Taxes for periods beginning on or before the Contribution Closing Date, including any settlement or compromise thereof; provided, however, with respect to any audit, litigation or other proceeding with respect to any Taxes for any period beginning before the Contribution Closing Date that could change the amount of income allocable to any Contributor Party (i) any Contributor Party may elect at any time to (A) assume control of such proceeding if such proceeding could not materially change the amount of income allocable to partners of Crosstex MLP other than the Contributor Parties or (B) jointly control such proceeding (along with the Acquirer Parties) in cases where such proceeding could materially change the amount of income allocable to partners of Crosstex MLP other than the Contributor Parties. In any case, a Party controlling any proceeding described in this paragraph shall keep the other Party reasonably informed of the progress of any such audit, litigation or other proceeding and shall not effect any settlement or compromise that could adversely impact the other Party without obtaining such other Party’s prior written consent thereto, which shall not be unreasonably withheld.

(ii) The Acquirer Parties and Contributor Parties further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed as a result of the transactions contemplated hereby or for any taxable period beginning on or before the Contribution Closing Date.

(d) Tax Statements and Information. From time to time, for any taxable period that a Contributor Party (or one of their respective Affiliates) is a partner in the Acquirer, the Acquirer shall furnish Contributors with financial or tax information regarding the Acquirer that is reasonably requested by such Contributor Party (or its respective Affiliates and designees), including (i) book and tax basis information and taxable income projections, (ii) reports of the Acquirer’s gross income broken down by category of activity, and (iii) access to service providers of the Acquirer (including the Acquirer’s accountants).

5.10 Books and Records; Financial Statements; Litigation Support.

(a) The Parties shall, and shall cause their Subsidiaries to, use their reasonable best efforts to cooperate in the preparation of any financial statements that may be required to be filed with the SEC by any Party hereto or any of their respective Affiliates as a result of the transactions contemplated hereby, as necessary to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations of any Party or any of its Affiliates under the Securities Act or the Exchange Act.

(b) The Contributor Parties, on the one hand, and the Acquirer Parties, on the other hand, hereby consent to the inclusion or incorporation by reference of any such financial statements contemplated by Section 5.10(a) in any registration statement, report or other filing of such other Party or any of its Affiliates, as such other Party reasonably determines are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. The Contributor Parties, on the one hand, and the Acquirer Parties, on the other hand, shall use reasonable best efforts to cause their respective independent accountants to consent to the inclusion or incorporation by reference of its audit opinion with respect to any of the financial statements of such Parties or their respective Subsidiaries in any such registration statement, report or other filing, and the Contributor Parties, on the one hand, and the Acquirer Parties, on the other hand, shall cause representation letters, in form and substance reasonably satisfactory to its independent accountants, to be executed and delivered to its independent accountants in connection with obtaining any such consent from its independent accountants.

(c) The Parties shall cooperate in connection with the preparation of any pro forma financial statements that are derived in part from the financial statements of the Contributor Parties and any of their Affiliates, on the one hand, or Crosstex and any of its Affiliates, on the other hand, as the Contributor Parties or Acquirer Parties reasonably determine are required to be included or incorporated by reference in any registration statement, report or other filing of such party to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.

(d) The Contributor Parties shall provide access to their respective books and records as may be reasonably necessary for the Acquirer Parties or any of their Affiliates, or any of their respective advisors or Representatives, to conduct customary due diligence with respect to the financial statements of Contributor in connection with any offering of securities by the Acquirer Parties or any of their Affiliates or to enable an accounting firm to prepare and deliver a customary comfort letter with respect to financial information relating to the Contributor Parties.

(e) Subject to applicable Law, in the event that any Proceeding related to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”) is brought, or, to the Knowledge of the Acquirer Parties or the Contributor Parties, threatened in writing, against a Party and/or the members of the Party’s Board of Directors (or, in the case of Crosstex MLP, the Board of Directors of Crosstex GP LLC) prior to the Contribution Closing, such Party against which the litigation or Proceeding has been brought or which has knowledge of such threat shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each of the Contributor Parties, on the one hand, and the Acquirer Parties, on the other hand, shall give the other Party the opportunity to participate in the defense or settlement of any Transaction Litigation, but no party shall settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, however, that a Party may settle any Transaction Litigation without the prior written consent of the other Party if such settlement provides (i) for a complete release of the claims, if any, related to or against such other Party and (ii) that the sole remedy shall be monetary damages, the cost of which is borne entirely by the settling Party.

5.11 Resignations. At or prior to the Contribution Closing, the Contributor Parties, to the extent mutually agreed by the Parties, will cause the officers and directors of the Midstream Group Entities to resign or be removed from such positions.

5.12 Retained Names and Marks.

(a) The Acquirer Parties hereby acknowledge that all right, title and interest in and to the “DEVON ENERGY CORPORATION” and “DEVON MIDSTREAM PARTNERS” names, together with all variations and acronyms thereof and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (collectively, the “Retained Names and Marks”) are owned exclusively by the Contributor Parties or their respective Affiliates, and that, except as expressly provided below, any and all right of the Acquirer Parties or the Midstream Group Entities to use the Retained Names and Marks shall terminate as of the Contribution Closing and shall immediately revert to the Contributor Parties, along with any and all goodwill associated therewith. Each of the Acquirer Parties further acknowledges that none of the Acquirer Parties, the Midstream Group Entities, or their respective Subsidiaries shall have any rights, or is acquiring any rights, to use the Retained Names and Marks, except for the rights expressly provided herein.

(b) The Midstream Group Entities shall, for a period of ninety (90) days after the date of the Contribution Closing, be entitled to use, solely in connection with the operation of the

Midstream Business as operated immediately prior to the Contribution Closing, all of its existing signage and stocks of signs, letterheads, invoice stock, advertisements and promotional materials, inventory and other documents and materials that contain the Retained Names and Marks (“Existing Stock”), after which period the Acquirer Parties shall, and shall cause the Midstream Group Entities to, remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock, except for references to the Retained Names and Marks contained in any agreements with, or documents describing the commercial relationship with, the Contributor Parties or their Affiliates.

(c) Except as expressly provided in this Section 5.12, no other right to use the Retained Names and Marks is granted by Devon to Crosstex MLP, its Affiliates or the Midstream Group Entities whether by implication or otherwise, and nothing hereunder permits Crosstex MLP, the Midstream Group Entities or their respective Affiliates to use the Retained Names and Marks in any manner other than in connection with Existing Stock. In no event shall the Acquirer Parties, the Midstream Group Entities or their respective Affiliates use the Retained Names and Marks in any manner that may reasonably be expected to damage or tarnish the reputation of Devon or the goodwill associated with the Retained Names and Marks.

(d) The Acquirer Parties agree that the Contributor Parties shall have no responsibility for claims by third parties arising out of, or relating to, the use by Crosstex MLP, the Midstream Group Entities or any of their respective Affiliates of any Retained Names and Marks after the Contribution Closing in violation of or outside the scope permitted by this Section 5.12. In addition to any and all other available remedies, the Acquirer Parties shall indemnify and hold harmless the Contributor Parties and their respective officers, directors, employees, agents, successors and assigns, from and against any and all such claims that may arise out of the use, following the Contribution Closing, of the Retained Names and Marks by Crosstex MLP, the Midstream Group Entities or any of their respective Affiliates in violation of or outside the scope permitted by this Section 5.12. Notwithstanding anything in this Agreement to the contrary, the Acquirer Parties hereby acknowledge that in the event of any breach or threatened breach of this Section 5.12, the Contributor Parties, in addition to any other remedies available to it, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining Crosstex MLP, the Midstream Group Entities or any of their respective Affiliates from any such breach or threatened breach.

5.13 Updates. The Contributor Parties on the one hand, and the Acquirer Parties on the other hand, may, prior to the Contribution Closing Date, deliver to the other Parties modifications, changes or updates to the Contributor Disclosure Letter or the Acquirer Disclosure Letter, as applicable, in order to disclose or take into account facts, matters or circumstances which arise or occur between the Execution Date and the Contribution Closing Date and which, if existing or occurring as of the Execution Date, would have been required to be set forth or described in such Disclosure Letter. No updated information provided to the Acquirer Parties in accordance with this Section 5.13 shall be deemed to cure any breach of representation, warranty or covenant made in this Agreement.

5.14 Insurance. From and after the Contribution Closing Date, the Midstream Group Entities shall cease to be insured by the insurance policies of Devon or its Affiliates or by any of Devon’s self-insured programs. For the avoidance of doubt, Devon shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities of the Acquirer Parties or the Midstream Group Entities. Notwithstanding the foregoing, Devon and Crosstex MLP shall cooperate in good faith to transfer to the Midstream Group Entities any rights to coverage for losses or liabilities incurred by the Midstream Group Entities after the Contribution Closing Date arising out of occurrences occurring prior to the Contribution Closing Date under all “occurrence” based insurance policies of Devon or its Affiliates. Moreover, the Contributor Parties shall provide, at the sole cost and expense of the Acquirer Parties, such assistance as the Acquirer Parties may reasonably request between the Execution Date and the Contribution Closing to assist the Midstream Group Entities in obtaining insurance policies and programs with respect to the Midstream Business at the Contribution Closing.

5.15 Release from Credit Support Instruments. At or prior to the Contribution Closing, the Acquirer Parties shall, and shall cause their respective Affiliates to, take or cause to be taken all actions necessary to secure the unconditional release of any Devon Entity from the credit support instruments set forth in Schedule 5.15 of the Contributor Disclosure Letter (the “Credit Support Instruments”), including effecting such release by providing guarantees or other credit support, and the Acquirer Parties shall, and shall cause their respective Affiliates to, be substituted in all respects for each Devon Entity that is party to the Credit Support Instrument, so that the Crosstex Entities shall be solely responsible for the obligations of such Credit Support Instrument; provided, however, that any such release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to the Contributor Parties. In the event the Contributor Parties identify, after the Contribution Closing, guarantees or other credit support instruments relating to the Business to which an Devon Entity is a party (the “Additional Credit Support”), the Contributor Parties shall notify the Acquirer Parties in writing of the existence and terms of such Additional Credit Support, and the Acquirer Parties, upon receipt of such notice, shall promptly cause the release and substitution of such Additional Credit Support in a manner consistent with the foregoing. All costs and expenses incurred in connection with the release or substitution of the Credit Support Instruments and the Additional Credit Support, as the case may be, shall be borne by the Acquirer Parties. From and after the Contribution Closing, the Acquirer Parties shall indemnify the Devon Entities for any and all Losses arising from or relating to the Credit Support Instruments and the Additional Credit Support.

5.16 Agreements Related to Crosstex MLP Credit Facility. Crosstex MLP shall use its reasonable best efforts to obtain a fully executed copy of an amendment or waiver of the Crosstex MLP Credit Agreement which amends or waives the “change of control” provisions set forth therein to permit the transactions contemplated by this Agreement, including the Merger Transactions, such amendment or waiver to be effective at or prior to the closing of the Merger Transactions.

5.17 Exchange Listing. Crosstex MLP shall use its reasonable best efforts to cause the Crosstex MLP Common Units issuable upon the conversion of the Crosstex MLP Class B Units comprising the Equity Consideration to be approved for listing on the Agreed Securities Exchange, subject to official notice of issuance, prior to the Contribution Closing Date.

5.18 Employees and Benefits.

(a) Post-closing Employment. On the Contribution Closing Date, the Contributor Parties shall, or shall cause their Affiliates to, make available for hiring by New Public Rangers or its Subsidiaries all employees (other than corporate general and administrative personnel) who dedicate their full employment services to the Midstream Business as well as such additional employees as mutually agreed by the Acquirer Parties and the Contributor Parties between the Execution Date and the Contribution Closing Date (each such employee a “Transferring Employee”) and the Acquirer Parties shall, or shall cause their Affiliates to, make offers of at-will employment within a reasonably time prior to the Contribution Closing Date to each such Transferring Employee with such employment to be effective as of the Contribution Closing Date (to the extent such offers of employment are accepted); provided, however, that no individual who is collecting payments under any long-term disability plan or short-term disability plan of the Contributor Parties or their Affiliates as of the Contribution Closing Date (a “Disability Employee”) shall be a “Transferring Employee.” Each employment offer shall be for a position that has duties that are materially consistent with the current position held by such Transferring Employee immediately prior to the Contribution Closing Date and will be made on terms and conditions sufficient to avoid statutory, contractual, common law or other severance obligations. In connection with the foregoing offers of employment, the Acquiror Parties shall grant equity awards in the amounts and to such Transferring Employees as shall be mutually determined by the Acquirer Parties and the Contributor Parties prior to the Contribution Closing Date. Notwithstanding any provision herein to the contrary, the Acquirer Parties and their Affiliates shall have no obligation to hire any Disability Employee who does not return to bona fide service with a Contributor Party or an Affiliate thereof prior to the first anniversary of the Contribution Closing Date, unless otherwise required by applicable Law. To the extent a Disability Employee returns to bona fide service with a Contributor Party or an Affiliate thereof prior to the first anniversary of the Closing Date, such Contributor Party or such Affiliate shall provide the Acquirer Parties with written notice on or as soon as administratively practicable thereafter. Upon receipt of such notice, the Acquirer Parties or an Affiliate thereof shall promptly engage in employment offer and hiring procedures similar to those set forth in this Section 5.18(a) with respect to such Disability Employee.

(b) Employee Benefits. The Acquirer Parties shall, or shall cause their Affiliates to, provide to each Transferring Employee (i) for a period of twelve (12) months after such Transferring Employee commences employment with Crosstex or an Affiliate thereof under Section 5.18(a), a base salary or wages and bonus opportunities that are no less favorable than those provided by the Contributor Parties or their Affiliates immediately prior to the Contribution Closing Date (or that would have reasonably been provided immediately prior to the Contribution Closing Date with respect to a Disability Employee who becomes a Transferring Employee) and (ii) other employee benefits, plans, programs and arrangements that are substantially comparable in the aggregate to those provided to similarly situated employees at the Acquirer Parties or their Affiliates under the Crosstex MLP Benefit Plans as in effect on the Contribution Closing Date. Each Transferring Employee shall effective as of the date the Transferring Employee commences employment with an Acquirer Party or an Affiliate hereof under Section 5.18(a), cease to be employed by the Contributor Parties and their Affiliates and shall cease all active participation in and accrual of benefits under the Midstream Group Benefit Plans, except as provided under the plan or agreement governing the applicable benefit.

(c) Severance Obligations.

(i) The Acquirer Parties or their Affiliates shall bear any costs related to, and shall indemnify and hold harmless the Contributor Parties or any of their respective Affiliates from and against, any claims made by any Midstream Group Employee for any statutory, contractual or common law severance or separation benefits and other legally mandated payment obligations (including the employer portion of any employment taxes, together with any compensation payable during any mandatory termination notice period related thereto) (collectively, the “Separation Benefits”), in each case, arising out of or in connection with the failure of the Acquirer Parties or their Affiliates to make offers of employment of any Midstream Group Employee in accordance with this Agreement and as required by applicable Law.

(ii) Schedule 5.18(c)(ii) of the Contributor Disclosure Letter lists the plans and programs in which the Transferred Employees participate immediately prior to the Effective Date. The Acquirer Parties shall, or shall cause their Affiliates to, provide each Transferring Employee whose employment is terminated within twelve (12) months following the Contribution Closing Date with severance and other separation benefits substantially the same as the severance and other separation benefits, if any, available to such Transferring Employee by the Midstream Group Entities as in effect prior to the Contribution Closing Date.

(d) Allocation of Employment Liabilities. Except with respect to any liabilities that transfer to the Acquirer Parties or their Affiliates pursuant to applicable Law or as otherwise specifically provided in this Agreement, the Contributor Parties or any of their respective Affiliates shall retain liability and responsibility for all employment and employee-benefit related liabilities, obligations, claims or losses that arise as a result of an event or events that relate to a Transferring Employee (or any dependent or beneficiary of any Transferring Employee) and that occur prior to the effective time of such Transferring Employee’s employment with Crosstex or an affiliate thereof. Except with respect to any liabilities that transfer to the Contributor Parties or their Affiliates pursuant to applicable Law or as otherwise specifically provided in this Agreement, the Acquirer Parties or any of their respective Affiliates shall retain liability and responsibility for all employment and employee-benefit related liabilities, obligations, claims or losses that arise as a result of an event or events relate to the Transferring Employees (or any dependent or beneficiary of any Transferring Employee) and that occur on or after the effective time of such Transferring Employee’s employment with Crosstex MLP or an Affiliate thereof.

(e) Credit for Prior Service. The Acquirer Parties and their Affiliates agree that from and after the Contribution Closing Date, the Transferring Employees shall be credited with their length of service with the Midstream Group Entities for purposes of vesting, eligibility and level of benefits under all employee benefit plans, equity or equity-based awards, bonus plans or agreements, or other programs and policies (other than employee pension plans subject to Title IV of ERISA) in which the Transferring Employees may participate in or be covered under from and after the Contribution Closing Date. Such pre-Contribution Closing Date service credit shall also be taken into account for purposes of benefit computation under all severance or unemployment compensation plans or policies that may apply to the Transferring Employees after the Contribution Closing Date.

(f) Vacation Time. The Contributor Parties shall, or shall cause their Affiliates to, pay an amount to each Transferring Employee as soon as practical, but in no event later than sixty (60) days following the Contribution Closing Date or such earlier date as required by applicable Law, equal to the value of the unused paid time off accrued as of the Contribution Closing Date by each Transferring Employee under the paid time off programs of the Contributor Parties or their Affiliates. As such, no vacation days, sick leave, or paid time off accrued under the plans or programs of the Contributor Parties or their Affiliates prior to the Contribution Closing Date shall roll-over or be credited to the Transferring Employees under the paid time off plans of the Acquirer Parties or their Affiliates. Accruals of paid time off under the programs of the Acquirer Parties or their Affiliates shall begin following the Contribution Closing Date and professional service credit will be provided to both exempt and non-exempt employees under such plans.

(g) 401(k) Plans. In the event that a Transferring Employee makes a voluntary election pursuant to Section 401(a)(31) of the Code to roll over his or her account balance in a tax qualified defined contribution plan sponsored by the Contributor Parties or their Affiliates to a tax-qualified defined contribution plan sponsored by the Acquirer Parties or their Affiliates in which such Transferring Employee is eligible to participate, the Acquirer Parties agree, or shall cause their Affiliates to agree, to take commercially reasonable steps to cause such tax-qualified defined contribution plan to accept such rollover in cash, but only to the extent permitted by applicable Law and the terms of such Acquirer Party plan.

(h) Terms of Coverage. To the extent that any Transferring Employee becomes covered under a Crosstex MLP Benefit Plan of an Acquirer Party or its Affiliate, any restrictions on coverage for pre-existing conditions requirements for evidence of insurability or eligibility waiting periods under such plans will be waived for such Transferring Employee to the extent such waiver is permitted under the applicable Crosstex Benefit Plan. The Acquirer Parties or their Affiliates shall use reasonable best efforts to provide that each Transferring Employee who becomes covered under a Crosstex MLP Benefit Plan that is a group health plan (including a “group health plan” as defined in Section 5000(b)(1) of the Code) shall receive credit for those sums paid in the current year under the corresponding Midstream Group Benefit Plan as deductibles, coinsurance and co-payments, towards any deductible and/or out-of-pocket maximum that may apply under such Crosstex MLP Benefit Plan.

(i) No Assumption of Midstream Group Benefit Plan. The Acquirer Parties and their Affiliates shall not assume any Midstream Group Benefit Plan or any similar arrangement of the Contributor Parties or their Affiliates, and the Contributor Parties and their Affiliates shall take all necessary actions to ensure that no such Midstream Group Benefit Plan or any similar arrangement is assumed by the Acquirer Parties or an Affiliate thereof.

(j) Additional Information. The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by this Section 5.18, subject to any applicable restrictions under the Health Insurance Portability and Accountability

Act of 1996, as amended, and other federal and state privacy Laws. Where any required information is in the possession of third parties controlled by the Acquirer Parties or the Contributor Parties, such as insurers or trustees, the Acquirer Parties or the Contributor Parties, as applicable, shall use reasonable efforts to cause those third parties to cooperate in providing any such information to the other party.

(k) No Third Party Beneficiaries. The provisions of this Section 5.18 are solely for the benefit of the respective Parties to this Agreement and nothing in this Section 5.18, express or implied, shall confer upon any Midstream Group Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.18, express or implied, shall be (i) deemed an amendment of any plan providing benefits to any Midstream Group Employee, or (ii) construed to prevent the Acquirer Parties or their Affiliates from terminating or modifying to any extent or in any respect any benefit plan that they may establish or maintain.

(l) Waiver of Acceleration. The Acquirer Parties and their Affiliates shall also use their reasonable best efforts to obtain executed and enforceable Change of Control Waivers from all executives of Crosstex GP LLC set forth on Section 5.18(l) of the Acquirer Disclosure Letter.

5.19 Third Party Consents. Subject to Section 5.4, the Contributor Parties shall use their reasonable best efforts, and the Acquirer Parties shall cooperate with the Contributor Parties, at the expense of the Contributor Parties, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement. Executed counterparts of all such consents and approvals shall be delivered to the Acquirer Parties promptly after receipt thereof.

5.20 Devon Reorganization Transactions. Prior to the closing of the Mergers, the Contributor Parties will cause the Devon Reorganization Transactions to be consummated.

5.21 Merger Agreement Permitted Actions. Notwithstanding anything to the contrary contained herein, any action taken by Crosstex or its Subsidiaries (as that term is defined in the Merger Agreement) or their respective Representatives (as such term is defined in the Merger Agreement) to support Crosstex’ actions in pursuit of a Superior Proposal (as defined in the Merger Agreement), if and to the extent expressly permitted by Section 6.4 of the Merger Agreement, shall in no event constitute a breach or violation by the Acquirer Parties of this Agreement.

5.22 Amendment of the Midstream Registration Statement. From and after the Execution Date, unless and until this Agreement is terminable in accordance with Section 7.1, Devon shall not, and shall cause Midstream Partners, L.P. not to, file any amendment to the Midstream Registration Statement.

ARTICLE VI

CONDITIONS TO CONTRIBUTION CLOSING

6.1 Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the Contribution Closing is subject to the satisfaction, on or prior to the

Contribution Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):

(a) HSR Approval. The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or expired.

(b) Governmental Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, ruling or Law (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Contribution.

(c) Merger Transactions. Each of the closing conditions set forth in the Merger Agreement shall have been fulfilled (or waived by all of the parties to the Merger Agreement in accordance with the terms thereof) or shall be reasonably capable of being fulfilled at the Closing (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement, and the parties to the Merger Agreement shall be ready, willing and able to consummate the Merger.

6.2 Conditions to Obligations of the Acquirer Parties. The obligation of the Acquirer Parties to consummate the Contribution Closing is subject to the satisfaction, on or prior to the Contribution Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Acquirer Parties (in the Acquirer Parties’ sole discretion):

(a) Representations and Warranties of Contributor Parties. The representations and warranties of the Contributor Parties (i) in Article III (other than those contained in Sections 3.5 and 3.6) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” or other words of similar import except in the case of Section 3.9(b) in all respects as of the Contribution Closing Date as if remade on the Contribution Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as have not had, and would not reasonably be expected to have, a Midstream Group Material Adverse Effect; and (ii) in Sections 3.5 and 3.6 shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” or other words of similar import) other than in de minimis respects as of the Contribution Closing Date as if remade on the Contribution Closing Date (except for representations and warranties contained therein made as of a specific date, which shall be true and correct in all material respects as of such specific date).

(b) Devon Reorganization Transactions. The Devon Reorganization Transactions shall have been consummated, and the Acquirer Parties shall have received evidence, in form and substance reasonably satisfactory to the Acquirer Parties, of the completion of the Devon Reorganization Transactions, including the contributions to Midstream Holdings by New Acacia, Southwestern Gas and Devon Gas Services contemplated thereby.

(c) Performance. Each Contributor Party shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by such Contributor Party on or prior to the Contribution Closing.

(d) Contribution Closing Certificate. The Acquirer Parties shall have received from the Contributor Parties a certificate, dated as of the Contribution Closing Date, signed by a Responsible Officer of the Contributor Parties certifying that, to the best of such Responsible Officer’s knowledge, the conditions set forth in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(f) have been satisfied.

(e) Contribution Closing Deliverables. The Contributor Parties shall have delivered or caused to be delivered all of the Contribution Closing deliveries set forth in Section 2.4(a) and in the other documents contemplated by this Agreement.

(f) Midstream Group Material Adverse Effect. Since the Execution Date, there shall not have occurred any Event or Events which has had, or would be reasonably expected to have, individually or in the aggregate, a Midstream Group Material Adverse Effect.

(g) First Offer Agreement. The First Offer Agreement (as defined in the Merger Agreement) shall have been duly executed and delivered by Devon and New Public Rangers.

(h) Preferential Rights Agreement. New Public Rangers and Crosstex shall have duly executed and delivered counterparts to the Preferential Rights Agreement.

6.3 Conditions to Obligations of Contributor Parties. The obligation of the Contributor Parties to consummate the Contribution Closing is subject to the satisfaction, on or prior to the Contribution Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributor Parties (in the Contributor Parties’ sole discretion):

(a) Representations and Warranties of the Acquirer Parties. The representations and warranties of the Acquirer Parties (i) in Article IV (other than those contained in Sections 4.2(c) and 4.5) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” or other words of similar import except in the case of Section 4.8(b)) in all respects as of the Contribution Closing Date as if remade on the Contribution Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Crosstex Material Adverse Effect; and (ii) in Sections 4.2(c) and 4.5 shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” or other words of similar import) in all material respects as of the Contribution Closing Date as if remade on the Contribution Closing Date (except for representations and warranties contained therein made as of a specific date, which shall be true and correct other than in de minimis respects as of such specific date).

(b) Performance. The Acquirer Parties shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by the Acquirer Parties on or prior to the Contribution Closing.

(c) Contribution Closing Certificate. The Contributor Parties shall have received a certificate, dated as of the Contribution Closing Date, signed by a Responsible Officer of the Acquirer Parties certifying that, to the best of such Responsible Officer’s knowledge, the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(f) have been satisfied.

(d) Contribution Closing Deliverables. The Acquirer Parties shall have delivered or caused to be delivered all of the Contribution Closing deliveries set forth in Section 2.4(b) and in the other documents contemplated by this Agreement.

(e) Exchange Listing. The Crosstex MLP Common Units issuable upon the conversion of the Crosstex MLP Class B Units comprising the Equity Consideration shall have been approved for listing on the Agreed Securities Exchange, subject to official notice of issuance.

(f) Crosstex Material Adverse Effect. Since the Execution Date, there shall not have occurred any Event or Events which has had, or would be reasonably expected to have, individually or in the aggregate, a Crosstex Material Adverse Effect.

ARTICLE VII

TERMINATION RIGHTS

7.1 Termination Rights. This Agreement may be terminated at any time prior to the Contribution Closing as follows:

(a) by mutual written consent of the Parties duly authorized by the Board of Directors of each of Devon and Crosstex GP LLC;

(b) by either the Contributor Parties or the Acquirer Parties if any Governmental Entity of competent jurisdiction shall have issued any Law or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Contribution or the Mergers and such Law or other action shall have become final and nonappealable, or if there shall be adopted following the Execution Date any Law that makes consummation of the Contribution illegal or otherwise prohibited;

(c) by either the Contributor Parties or the Acquirer Parties in the event that the Contribution Closing has not occurred on or prior to June 30, 2014, which date may be extended from time to time by the mutual written agreement of Devon and Crosstex MLP (such date, as extended, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any of its covenants or agreements under this Agreement has been the principal cause of, or resulted in, the failure of the Contribution Closing to occur on or before the End Date;

(d) by the Acquirer Parties if any of the representations or warranties of the Contributor Parties was or becomes inaccurate or any breach or breaches by any Contributor Party of any covenant or other agreement of such parties contained in this Agreement occurs and, (i) as a result of any such breach or inaccuracies, the condition set forth in Section 6.2(a) or 6.2(b), as applicable, would not then be capable of being satisfied, and (ii) any such breaches or inaccuracies are not curable, or, if curable have not been cured prior to the earlier of (x) the

Business Day prior to the End Date or (y) the date that is sixty (60) days after the date that notice of such breach or inaccuracy is provided to the Contributor Parties by the Acquirer Parties; provided, however, that the Acquirer Parties shall not have the right to terminate pursuant to this clause (d) if, at the time of such termination, any Acquirer Party is in breach of any of its representations, warranties or covenants contained herein such as would result in the closing conditions set forth in Section 6.3(a) or 6.3(b) not being satisfied; or

(e) by the Contributor Parties if any of the representations or warranties of the Acquirer Parties was or becomes inaccurate or any breach or breaches by any Acquirer Party of any covenant or other agreement of such parties contained in this Agreement occurs and, (i) as a result of any such breach or inaccuracies, the condition set forth in Section 6.3(a) or 6.3(b), as applicable, would not then be capable of being satisfied, and (ii) any such breaches or inaccuracies are not curable, or, if curable have not been cured prior to the earlier of (x) the Business Day prior to the End Date or (y) the date that is sixty (60) days after the date that notice of such breach or inaccuracy is provided to the Acquirer Parties by the Contributor Parties; provided, however, that the Contributor Parties shall not have the right to terminate pursuant to this clause (e) if, at the time of such termination, any Contributor Party is in breach of any of its representations, warranties or covenants contained herein such as would result in the closing conditions set forth in Section 6.2(a) or 6.2(c) not being satisfied.

Notwithstanding the foregoing, if the Merger Agreement has been terminated in accordance with its terms, this Agreement shall automatically terminate as of the effective date of the termination of the Merger Agreement.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 7.2, the first sentence of Section 5.3(b), Section 5.5, Article IX and Article X which shall remain in full force and effect; provided, however, that, notwithstanding anything to the contrary herein, no such termination shall relieve any Party from any damages resulting from or arising out of fraud or Willful and Material Breach of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement.

ARTICLE VIII

NO RELIANCE

8.1 No Reliance. THE REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES CONTAINED IN ARTICLE III CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES TO THE ACQUIRER PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS OF THE ACQUIRER PARTIES CONTAINED IN ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER PARTIES TO THE CONTRIBUTOR PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH

PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS, ON BEHALF OF ITSELF AND ITS AFFILIATES, ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS, ON BEHALF OF ITSELF AND ITS AFFILIATES, ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

ARTICLE IX

GOVERNING LAW AND CONSENT TO JURISDICTION

9.1 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN DELAWARE, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES TO THE EXTENT THAT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

9.2 Consent to Jurisdiction. Each of the Parties irrevocably agrees that any legal action, suit or proceeding with respect to the interpretation and enforcement of this Agreement and the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, including negotiations thereof, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the state of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware, including any applicable appellate court). Each of the Parties irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert, as a defense in any legal action, suit or Proceeding for the interpretation or enforcement of this Agreement or of any document referred to in this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The Parties consent to and grant to the extent permitted by Law, any said court jurisdiction over the subject matter of any dispute contemplated by this Section 9.2 and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

9.3 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3.

9.4 Specific Enforcement. The Parties acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by money damages alone and that the Parties would not have any adequate remedy at law. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any provisions contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such provisions, and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties further agree that they shall not object to the granting of injunctive relief on the basis that an adequate remedy at law may exist.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival. This Article X, Article IX and the agreements of the Parties contained in Section 5.5 (Expenses), Section 5.6 (Further Assurances), Section 5.9 (Tax Matters), Section 5.12 (Retained Names and Marks), Section 5.14 (Insurance), Section 5.17 (Exchange Listing) and Section 5.18 (Employees and Benefits) shall survive the Contribution Closing. No other representations, warranties, covenants and agreements in this Agreement shall survive the Contribution Closing or the termination of this Agreement, but the Confidentiality Agreement shall terminate immediately following the Contribution Closing.

10.2 Amendment and Modification. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, at any time prior to the Contribution Closing, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all the Parties.

10.3 Waiver of Compliance; Consents. At any time prior to the Contribution Closing, the Parties, by action taken or authorized by their respective Boards of Directors (or, in the case of Crosstex MLP, the Board of Directors of Crosstex GP LLC), may to the extent legally allowed, (a) extend the time for performance of any of the obligations or other acts of the other Parties hereunder; (b) waive any breach or inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto; and (c) waive compliance by the other of any of the agreements or conditions contained herein. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder. No agreement on the part of a Party hereto to any extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

10.4 Notices. Any notice or other communication required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) upon confirmation of receipt when transmitted by facsimile transmission or electronic mail (but only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day); or (c) on the next Business Day if transmitted by national overnight courier, in each case addressed as follows:

If to any Contributor Party to:

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, Oklahoma 73102

Telephone: (405) 228-2800

Facsimile: (405) 552-1400

Attention: General Counsel

And a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77007

Telephone: (713) 758-2194

Facsimile: (713) 615-5660

Attention: Jeffery B. Floyd/Lande Spottswood

If to any Acquirer Party to:

Crosstex Energy, L.P.

2501 Cedar Springs

Dallas, Texas 75201

Telephone: (214) 953-9500

Facsimile: (214) 953-9501

Attention: General Counsel

And a copy to (which shall not constitute notice):

Baker Botts L.L.P.

2001 Ross Avenue, Suite 700

Dallas, Texas 75201

Telephone: (214) 953-6500

Facsimile: (214) 661-4634

Attention: Douglass M. Rayburn

or to such other address as any party shall specify by written notice so given. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such change shall be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempted or purported assignment without such consent shall be null and void.

10.6 Third Party Beneficiaries. Subject to Section 10.5, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7 Entire Agreement. This Agreement, the exhibits hereto, the Acquirer Disclosure Letter, the Contributor Disclosure Letter, the other Transaction Agreements, and the other documents delivered pursuant hereto and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter of this Agreement.

10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

10.9 Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.10 Disclosure Letters. The statements in the Acquirer Disclosure Letter and the Contributor Disclosure Letter relate to the provisions in the section of this Agreement to which they expressly relate; provided, however, that any information set forth in one section of the Acquirer Disclosure Letter or the Contributor Disclosure Letter, as the case may be, shall also be deemed to apply to each other section to which its relevance is reasonably apparent. In the Acquirer Disclosure Letter and the Contributor Disclosure Letter, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement; (b) the section numbers correspond to the section numbers in this Agreement; and (c) inclusion of any item in a disclosure letter (i) does not represent a determination that such item is material or establish a standard of materiality; (ii) does not represent a determination that such item did not arise in the ordinary course of business; and (iii) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

10.11 Facsimiles; Counterparts. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., .pdf) shall be deemed binding for all purposes hereof, without delivery of an original signature page being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

CONTRIBUTOR PARTIES:

DEVON ENERGY CORPORATION

By:	/s/ John Richels
John Richels
President and Chief Executive Officer

DEVON GAS CORPORATION

By:	/s/ John Richels
John Richels
President and Chief Executive Officer

DEVON GAS SERVICES, L.P.

By:	Devon Gas Operating, Inc., its general partner

By:	/s/ John Richels
John Richels
President and Chief Executive Officer

SOUTHWESTERN GAS PIPELINE, INC.

By:	/s/ John Richels
John Richels
President and Chief Executive Officer

Signature Page to Contribution Agreement

ACQUIRER PARTIES:

CROSSTEX ENERGY, L.P.

By:	Crosstex Energy GP, LLC, its general partner

By:	/s/ Barry E. Davis
Barry E. Davis
President and Chief Executive Officer

CROSSTEX ENERGY SERVICES, L.P.

By:	Crosstex Operating GP, LLC, its general partner

By:	/s/ Barry E. Davis
Barry E. Davis
President and Chief Executive Officer

Signature Page to Contribution Agreement

EXHIBIT A

“Acquired Interests” has the meaning set forth in the recitals to this Agreement.

“Acquirer” has the meaning set forth in the preamble to this Agreement.

“Acquirer Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Acquirer Party” and “Acquirer Parties” have the meanings set forth in the preamble to this Agreement.

“Additional Credit Support” has the meaning set forth in Section 5.15.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, a specified Person. A Person shall be deemed to Control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Securities Exchange” has the meaning set forth in the recitals to this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignment of Interests” has the meaning set forth in Section 2.4(a)(i).

“Awards” has the meaning set forth in Section 2.6.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Houston in the United States of America.

“Change of Control Waivers” has the meaning set forth in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” has the meaning set forth in Section 2.4(a)(viii).

“Confidentiality Agreement” has the meaning set forth in Section 5.3(b).

“Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement.

“Contribution” has the meaning set forth in the recitals to this Agreement.

“Contribution Closing” has the meaning set forth in the recitals to this Agreement.

“Contribution Closing Date” has the meaning set forth in Section 2.3.

Exhibit A-1

“Contributor” and “Contributors” have the meanings set forth in the preamble to this Agreement.

“Contributor Disclosure Letter” has the meaning set forth in the preamble to Article III.

“Contributor Party” and “Contributor Parties” have the meanings set forth in the preamble to this Agreement.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Credit Support Instruments” has the meaning set forth in Section 5.15.

“Creditors’ Rights” has the meaning set forth in Section 3.2(b).

“Crosstex” has the meaning set forth in the recitals to this Agreement.

“Crosstex Entities” means Crosstex MLP and all Subsidiaries of Crosstex MLP, with each such entity a “Crosstex Entity.”

“Crosstex Equity Plans” has the meaning set forth in Section 2.6.

“Crosstex GP LLC” means Crosstex Energy GP, LLC, a Delaware limited liability company.

“Crosstex GP LLC Interests” has the meaning set forth in Section 4.5(f).

“Crosstex Insurance Polices” has the meaning set forth in Section 4.18.

“Crosstex Material Adverse Effect” means (a) a material adverse effect on the business, financial condition, or results of operations of the Crosstex Entities, taken as a whole or (b) any Event that prevents or materially delays, or would be reasonably expected to prevent or materially delay, consummation by the Acquirer Parties of the transactions contemplated by this Agreement or the performance by the Acquirer Parties of any of their material obligations under this Agreement; provided, however, that any effect resulting from any of the following Events shall not be considered when determining whether a Crosstex Material Adverse Effect shall have occurred: (i) any change in general economic, political or business conditions (including general changes in commodity prices or exchange rates); (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism, except, in each case, in the event, and only to the extent, of any uninsured damage or destruction to or loss of any physical properties of the Crosstex Entities; (iii) any change affecting the natural gas gathering, processing and transportation industry generally but which does not have a materially disproportionate impact on the business of the Crosstex Entities relative to other similarly situated companies in the natural gas gathering, processing and transportation industry; (iv) any change in accounting requirements or principles imposed by GAAP or any change in

Exhibit A-2

Law after the Execution Date but which does not, in each case, have a materially disproportionate impact on the business of the Crosstex Entities relative to other similarly situated companies in the natural gas gathering, processing and transportation industry; (v) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby (including any Proceedings commenced or threatened by or involving any current or former member, partner or stockholder of any Crosstex Entity (on their own or on behalf of such Crosstex Entity) arising out of or related to this Agreement or the transactions contemplated hereby); (vi) any change in the market price or trading volume of the Crosstex MLP Common Units; or (vii) any change resulting from compliance by the Acquirer Parties with the terms of this Agreement or from any action by the Acquirer Parties that is expressly permitted by this Agreement.

“Crosstex Material Contracts” has the meaning set forth in Section 4.12(b).

“Crosstex MLP” has the meaning set forth in the preamble to this Agreement.

“Crosstex MLP Benefit Plans” has the meaning set forth in Section 4.16(c).

“Crosstex MLP Class B Units” has the meaning set forth in the recitals to this Agreement.

“Crosstex MLP Common Units” means the Common Units, as defined in the Crosstex MLP Partnership Agreement.

“Crosstex MLP Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 10, 2010, by and among Crosstex Energy, L.P., Bank of America, N.A., as Administrative Agent and L/C Issuer thereunder, and the other lenders party thereto, as amended.

“Crosstex MLP Financial Statements” has the meaning set forth in Section 4.7(b).

“Crosstex MLP Preferred Units” means the Series A Convertible Preferred Units as defined in the Crosstex MLP Partnership Agreement.

“Crosstex MLP SEC Documents” has the meaning set forth in Section 4.7(a).

“Crosstex MLP Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Crosstex MLP, as amended as of the Execution Date.

“Crosstex Project and Capital Expenditure Schedule” means the schedule included in Schedule 5.1(d) of the Acquirer Disclosure Letter, which schedule sets forth (i) projects previously approved by the Board of Directors of Crosstex GP LLC, (ii) proposed projects and (iii) related estimated budgets and capital expenditures (which may be increased by no more than 10% in the aggregate).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

Exhibit A-3

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Devon” has the meaning set forth in the preamble to this Agreement.

“Devon 401(k) Plan” means any Devon benefit plan, including a Midstream Group Benefit Plan, which is intended to be qualified under Section 401 of the Code and with respect to which Devon has received a favorable determination letter from the Internal Revenue Service.

“Devon Entities” means Devon and each of its Subsidiaries (excluding the Midstream Group Entities).

“Devon Gas” has the meaning set forth in the preamble to this Agreement.

“Devon Gas Services” has the meaning set forth in the preamble to this Agreement.

“Devon Gas Services Contributed Interests” has the meaning set forth in the recitals to this Agreement.

“Devon Midstream Holdings, L.P. Predecessor” means all of Devon’s U.S. midstream assets and operations, including its 38.75% interest in Gulf Coast Fractionators, described in the Midstream Registration Statement.

“Devon OK” has the meaning set forth in the recitals to this Agreement.

“Devon Reorganization Transactions” has the meaning set forth in the recitals to this Agreement.

“Devon SEC Documents” has the meaning set forth in Section 3.8(a).

“Disability Employee” has the meaning set forth in Section 5.18(a).

“DOJ” has the meaning set forth in Section 5.4(b).

“End Date” has the meaning set forth in Section 7.1(c).

“Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, published and legally binding guidance documents, ordinances, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, contamination, Hazardous Substances, natural resources, protection of the environment or human health or safety relating to exposure to Hazardous Substances.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

“Equity Consideration” means 120,542,441 Crosstex MLP Class B Units.

Exhibit A-4

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means with respect to a Person, any corporation or other trade or business that would be treated as a single employer with such Person pursuant to Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA, either presently or at any time during the six-year period preceding the Execution Date.

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Stock” has the meaning set forth in Section 5.12(b).

“FERC” means the Federal Energy Regulatory Commission of the United States of America.

“FTC” has the meaning set forth in Section 5.4(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“GCF” means Gulf Coast Fractionators, a Texas general partnership.

“GCF Agreement” has the meaning set forth in Section 2.4(a)(x).

“GCF Interest” means Devon’s 38.75% general partner interest in GCF.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental body of any nature (including any governmental agency, branch, department, court or tribunal, or other entities), (iii) multinational organization or body or (iv) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substances” means each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, radioactive material, radioactive substance, pollutant, contaminant or toxic substance under any Environmental Law.

“HSR Act” has the meaning set forth in Section 5.4(b).

“Indebtedness” means, without duplication, all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person (including accrued and unpaid interest), or any contingent liability for or guaranty by a Person of any obligation of any

Exhibit A-5

other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Intellectual Property” means patents, trademarks, copyrights, and trade secrets.

“Knowledge” of a party means, with respect to any fact, event, circumstance or condition, the actual knowledge after due inquiry of the persons listed in Schedule C of the Acquirer Disclosure Letter with respect to Crosstex MLP or its Subsidiaries, or the persons listed in Schedule C of the Contributor Disclosure Letter with respect to Devon or its Subsidiaries.

“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Entity.

“Lien” means, with respect to any property or asset, (i) any mortgage, pledge, security interest, lien or other similar property interest or encumbrance in respect of such property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on title to real or personal property (whether or not of record).

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Transactions” has the meaning set forth in Section 2.1.

“Mergers” has the meaning set forth in the Merger Agreement.

“Midstream Business” means the business of (a) gathering, processing and transporting natural gas for Devon and third parties and (b) fractionating natural gas liquids, or NGLs, into component NGL products, and performing services ancillary to those described in clauses (a) and (b) of Devon Midstream Holdings, L.P. Predecessor, but only with respect to the systems serving the Barnett, Cana–Woodford and Arkoma–Woodford Shales in Texas and Oklahoma, and the rights and obligations relating to the GCF Interest to the extent set forth on Section 9.1(b) of the Contributor Disclosure Schedule, all as described in the Midstream Registration Statement.

“Midstream Business Financial Statements” means (i) the audited balance sheets of Devon Midstream Holdings, L.P. Predecessor as of December 31, 2011 and 2012 and audited income statements and statements of cash flows of Devon Midstream Holdings, L.P. Predecessor for the twelve month periods ended December 31, 2012, 2011 and 2010, and (ii) the unaudited balance sheet of Devon Midstream Holdings, L.P. Predecessor as of June 30, 2013 and the unaudited income statements and statements of cash flows Devon Midstream Holdings, L.P. Predecessor for the six-month period ended June 30, 2013.

“Midstream Business Project and Capital Expenditure Schedule” means the schedule included in Section 5.1(b) of the Devon Disclosure Letter, which schedule sets forth (i) projects previously approved by Devon, (ii) proposed projects and (iii) related estimated budgets and capital expenditures (which may be increased by no more than 10% in the aggregate).

Exhibit A-6

“Midstream Group Benefit Plans” has the meaning set forth in Section 3.18(a)(ii).

“Midstream Group Employees” means any director, officer, or employee of Devon or its Affiliates that provides services to the Midstream Business.

“Midstream Group Entities” means each of the Target Entities and their respective Subsidiaries, collectively, after giving effect to the Devon Reorganization Transactions, with each such entity a “Midstream Group Entity.”

“Midstream Group Insurance Policies” has the meaning set forth in Section 3.20.

“Midstream Group Material Adverse Effect” means (a) a material adverse effect on the business, financial condition, or results of operations of the Midstream Group Entities, taken as a whole or (b) any Event that prevents or materially delays, or would be reasonably expected to prevent or materially delay, consummation by the Contributor Parties of the transactions contemplated by this Agreement or the performance by the Contributor Parties of any of their respective material obligations under this Agreement; provided, however, that any effect resulting from any of the following Events shall not be considered when determining whether a Midstream Group Material Adverse Effect shall have occurred: (i) any change in general economic, political or business conditions (including general changes in commodity prices or exchange rates); (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism, except, in each case, in the event, and only to the extent, of any uninsured damage or destruction to or loss of any physical properties of the Midstream Group Entities; (iii) any change affecting the natural gas gathering, processing and transportation industry generally but which does not have a materially disproportionate impact on the business of the Midstream Group Entities relative to other similarly situated companies in the natural gas gathering, processing and transportation industry; (iv) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date but which does not, in each case, have a materially disproportionate impact on the business of the Midstream Group Entities relative to other similarly situated companies in the natural gas gathering, processing and transportation industry; (v) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby (including any Proceedings commenced or threatened by or involving any current or former member, partner or stockholder of any Midstream Group Entity (on their own or on behalf of such Midstream Group Entity) arising out of or related to this Agreement or the transactions contemplated hereby); or (vi) any change resulting from compliance by the Contributor Parties with the terms of this Agreement or from any action by the Contributor Parties that is expressly permitted by this Agreement.

“Midstream Group Material Contracts” has the meaning set forth in Section 3.14(b).

“Midstream Holdings” has the meaning set forth in the recitals to this Agreement.

“Midstream Holdings GP” has the meaning set forth in the recitals to this Agreement.

“Midstream Holdings Partnership Agreement” has the meaning set forth in Section 2.4(a)(vii).

Exhibit A-7

“Midstream Registration Statement” means the Registration Statement on Form S-1 (File No. 333-191415) filed by Devon Midstream Partners, L.P., with respect to the registration of common units representing limited partner interests of Devon Midstream Partners, L.P. with the SEC on September 27, 2013.

“New Acacia” has the meaning set forth in the recitals to this Agreement.

“New Public Rangers” has the meaning set forth in the recitals to this Agreement.

“New Public Rangers Common Units” has the meaning set forth in the recitals to this Agreement.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Partnership Agreement Amendment” has the meaning set forth in Section 2.4(b)(vii).

“Party” and “Parties” has the meaning set forth in the preamble of this Agreement.

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Entities.

“Permitted Liens” means, with respect to any Person, (i) statutory Liens for current Taxes or other governmental charges applicable to the assets of such Person or assessments not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, landlords’ and other similar statutory Liens arising or incurred in the ordinary course of business of such Person relating to obligations as to which there is no default on the part of such Person, (iii) Liens as may have arisen in the ordinary course of business of such Person, none of which are material to the ownership, use or operation of the assets of such Person; (iv) any state of facts which an accurate on the ground survey of any real property of such Person would show, and any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record that do not materially detract from the value of or materially interfere with the use and operation of any of the assets of such Person; (v) statutory Liens for obligations that are not delinquent, (vi) Liens encumbering the fee interest of those tracts of real property encumbered by rights-of-way, (vii) legal highways, zoning and building laws, ordinances and regulations, that do not materially detract from the value of or materially interfere with the use of the assets of such Person in the ordinary course of business and (viii) any Liens with respect to assets of such Person, which, together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person.

Exhibit A-8

“Person” means any natural person, group (including a “group” under Section 13(d) of the Exchange Act), corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Entity.

“Pre-Contribution Closing Tax” has the meaning set forth in Section 5.9(a).

“Preferential Rights Agreement” means a Preferential Rights Agreement, by and among New Public Rangers, Crosstex and Crosstex MLP, in the form attached hereto as Annex G.

“Proceeding” means any civil, criminal or administrative actions, suits, investigations or other proceedings.

“Regulatory Divestiture” has the meaning set forth in Section 5.4(c).

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” has the meaning set forth in Section 5.3(a).

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Retained Names and Marks” has the meaning set forth in Section 5.12(a).

“SEC” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Notes” means Crosstex MLP’s 8.875% senior unsecured notes due February 15, 2018 and Crosstex MLP’s 7.125% senior unsecured notes due June 1, 2022.

“Separation Benefits” has the meaning set forth in Section 5.18(c)(i).

“Southwestern Gas” has the meaning set forth in the preamble to this Agreement.

Exhibit A-9

“Southwestern Gas Contributed Interests” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Target Entities” has the meaning set forth in the recitals to this Agreement.

“Tax” means (i) any tax, charge, fee, levy, penalty or other assessment imposed by any United States federal, state, local or foreign taxing authority, including any excise, property, income, sales, use, gross receipts, capital, ad valorem, transfer, profits, inventory, capital stock, license, unemployment, severance, stamp, occupation, margin, franchise, payroll, withholding, social security or other tax, including any interest, penalties or additions attributable thereto, whether disputed or not; and (ii) any liability for the payment of any amounts of the type described in clause (ii) as a result of being a member of a consolidated, combined or unitary group for any period; and (iii) any liability of for the payment of any amounts of the type described in clause (i) or (ii) as a result of the operation of law (e.g., as a transferee or successor) or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any authority with respect to Taxes and including any supplement or amendment thereof.

“TBOC” means the Texas Business Organizations Code.

“Transaction Agreements” means, collectively, this Agreement, the Merger Agreement, the Unitholder Agreement, the Commercial Agreements, the Partnership Agreement Amendment, the Confidentiality Agreement and the Midstream Holdings Partnership Agreement.

“Transaction Litigation” has the meaning set forth in Section 1.1(d).

“Transfer Taxes” has the meaning set forth in Section 5.9(b).

“Transferring Employee” has the meaning set forth in Section 5.18(a).

“Transition Services Agreement” has the meaning set forth in Section 2.4(a)(ix).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unitholder Agreement” has the meaning set forth in Section 2.4(a)(vi).

Exhibit A-10

“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

“WARN Act” has the meaning set forth in Section 3.18(f).

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Exhibit A-11